Exhibit 10.7

MASTER LEASE AGREEMENT

DATED AS OF DECEMBER 3rd, 2004

BY AND BETWEEN

WHISTLER MOUNTAIN RESORT LIMITED PARTNERSHIP

AS LANDLORD,

AND

CNL INCOME CANADA LESSEE CORP.

AS TENANT

i

ARTICLE 7 IMPROVEMENTS, ETC.		35
7.1	No Liens	35
7.2	Salvage	35
7.3	Equipment Leases	35

ARTICLE 8 LIENS		35

ARTICLE 9 PERMITTED CONTESTS		35
9.1	Right to Contest	35
9.2	Residence of Landlord	36

ARTICLE 10 INSURANCE		37
10.1	Tenant Insurance	37
10.2	General Insurance Provisions	38
10.3	Costs and Expenses	39
10.4	Waiver of Subrogation	39
10.5	Indemnification of Landlord	39
10.6	Insurance Policies	40

ARTICLE 11 DAMAGE, REPAIR AND CONDEMNATION		40
11.1	Damage and Repair	40
11.2	Partial Destruction — Stand Alone Building	40
11.3	Complete Destruction — Stand Alone Building	41
11.4	Reinstatement	41
11.5	Expropriation	41
11.6	Disbursement of Award	42
11.7	Condominium Documents and Mortgage Loan Documents	42

ARTICLE 12 MORTGAGES, ETC.		42
12.1	Mortgages	42
12.2	Subordination and Attornment	43
12.3	No Covenants, Conditions or Restrictions	44
12.4	Liens; Credit	45
12.5	Amendments Requested by Mortgagee	45
12.6	Blocked Account Arrangements	45
12.7	Direction re: Payment of Mortgage Loan and other Financial Indebtedness	45

ARTICLE 13 DEFAULTS AND REMEDIES		45
13.1	Events of Default	45
13.2	Remedies	47
13.3	Omitted	48
13.4	Application of Funds	48
13.5	Landlord’s Right to Cure Tenant’s Default	48
13.6	Good Faith Dispute	48

ARTICLE 14 HOLDING OVER		49

ARTICLE 15 LANDLORD’S NOTICE OBLIGATIONS; LANDLORD DEFAULT		49
15.1	Landlord Notice Obligation	49
15.2	Landlord’s Default	49
15.3	Tenant’s Right to Cure	50

ARTICLE 16 TRANSFERS BY LANDLORD OR MORTGAGEE		50
16.1	Transfer of Leased Property	50
16.2	Transfer by Original Landlord	50

ARTICLE 17 SUBLETTING AND ASSIGNMENT		51
17.1	Restriction on Mortgaging, Subletting and Assignment	51
17.2	Required Sublease Provisions	52
17.3	Permitted Sublease and Assignment	53
17.4	Sublease Limitation	53
17.5	Annual Plan	53
17.6	Negative Covenants	54
17.7	Space Tenant Deposits	55

ARTICLE 18 TENANT CERTIFICATES AND FINANCIAL STATEMENTS		55
18.1	Tenant Certificates	55
18.2	Accounting, Distributions and Annual Reconciliation	55
18.3	Books and Records	56
18.4	Accounts, Expenditures	56

ARTICLE 19 LANDLORD’S RIGHT TO INSPECT		57

ARTICLE 20 MISCELLANEOUS		57
20.1	Limitation on Payment of Rent	57
20.2	No Waiver	57
20.3	Remedies Cumulative	58
20.4	Severability	58
20.5	Acceptance of Surrender	58
20.6	No Merger of Title	58
20.7	Quiet Enjoyment	58
20.8	Memorandum of Lease	59
20.9	Notices	59
20.10	Construction; Nonrecourse	60
20.11	Counterparts; Headings	60
20.12	Applicable Law, Etc.	61
20.13	Right to Make Agreement	61
20.14	Entire Agreement	61
20.15	Exculpation of Trustee	61

EXHIBITS

Exhibit A	-	The Real Property
Exhibit B	-	Existing Leases
Exhibit C	-	Minimum Rent Provisions
Exhibit D	-	Percentage Rent Provisions
Exhibit E	-	Assignment & Assumption
Exhibit F	-	Permitted Encumbrances
Exhibit G	-	Intrawest Interim Leases & Intrawest Affiliate Leases
Exhibit H	-	Space Tenant Rebates
Exhibit I	-	Rent Roll
Exhibit J	-	Environmental Reports

LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into as of this 3rd day of December, 2004, by and between Whistler Mountain Resort Limited Partnership, as landlord, and CNL Income Canada Lessee Corp., as tenant.

WITNESSETH:

WHEREAS, Original Landlord is the owner of that certain real property described on Exhibit A hereof (the “Real Property”) and the fixtures, additions, enlargements, extensions, modifications, repairs, replacements and other improvements now or hereafter located thereon, which constitute part of the Leased Property (this and other capitalized terms used herein having the meaning hereinafter ascribed to such terms);

WHEREAS, Original Landlord has agreed to lease the Leased Property to Tenant, and Tenant has agreed to lease the Leased Property from Original Landlord, all subject to and upon the terms and conditions herein set forth;

WHEREAS, in accordance with Section 2.1(e) by a separate agreement of even date, Original Landlord is assigning to Tenant and Tenant is assuming all of Landlord’s right, title and interest in and to the Contracts and the Licences and Permits from and after the date hereof; and

WHEREAS, in accordance with Section 2.1(f) by a separate agreement of even date, Original Landlord is granting to Tenant a non-exclusive licence in connection with the Trademarks.

WHEREAS, following the grant of this Lease, Original Landlord intends to sell the Real Property to R&H US Canadian Property Limited solely in its capacity as trustee of US Canadian Property Trust Alpha (“Successor Landlord”) and concurrently assign to Successor Landlord all of the right, title and interest of Original Landlord in and to this Lease, upon which (i) Successor Landlord will assume all of Original Landlord’s duties and obligations under this Lease, except as expressly set out herein, and (ii) Original Landlord will thereafter be released from all of its future duties and obligations under this Lease, except as expressly set out herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the Rent payable by Tenant hereunder and the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article shall have the meanings ascribed to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings ascribed to them in accordance with GAAP, (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions of this

Lease and “Exhibits” are to the designated Articles, Sections, other subdivisions of this Lease and Exhibits and (iv) the words “herein”, “hereof” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

“Accounting Period” shall mean each calendar month during the Term, or part thereof where the Term commences on a date other than the first day of a calendar month or ends on the last day of a calendar month, unless otherwise agreed by both parties.

“Accounting Period Statement” shall have the meaning given such term in Section 18.2.

“Additional Charges” shall have the meaning given such term in Section 3.3.

“Affiliates” shall have the meaning given such term in Section 1.2.

“Annual Plan” means a Proposed Annual Plan which has been approved by Tenant pursuant to the Management Agreement and by Landlord pursuant to this Lease.

“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

“Association Documents” shall mean all by-laws, articles of incorporation, rules and/or regulations of every homeowner, Resort or village association applicable to the Leased Property from time to time.

“Award” shall mean all compensation, sums or other consideration, benefit or value awarded, paid to or to the order of or for the benefit of Landlord in respect of total or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses of Landlord, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in Canada are authorized by law or executive action to close.

“Canadian Commercial Properties” shall mean the Leased Property and the Blue Mountain ski resort in the Province of Ontario.

“Capital Improvements” means all alterations, additions, replacements and improvements to the Leased Property made in accordance with an Annual Plan or pursuant to governmental requirements pursuant to Applicable Laws, including, without limitation, landlord improvements, major repairs and structural repairs, but does not include repairs and maintenance properly chargeable as Operating Expenses under GAAP.

“CC&Rs” shall have the meaning given such term in Section 12.3.

“Claim” shall have the meaning given such term in Article 9.

“Closing” shall mean the execution and delivery of this Lease by the Original Landlord and the Tenant and all agreements to be entered into on the Commencement Date in accordance with Section 2.5.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time, when reference is made to US Code, and the Income Tax Act (Canada) whenever reference is made to Canadian tax laws.

“Commencement Date” shall mean December 3rd, 2004.

“Complete Destruction” shall mean the destruction of or damage to any portion of the Leased Property situated in a separate building or separate building complex where the gross leasable area subject to the damage or destruction is more than twenty-five percent (25%) of the gross leasable area of the portion of the Leased Property situated in such building or building complex.

“Condemnation” shall mean (a) the exercise of any governmental power with respect to the Leased Property, whether by legal proceedings or otherwise, by a Condemner of its power of condemnation or expropriation, (b) a voluntary sale or transfer of the Leased Property by Landlord to any Condemner, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other expropriation proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.

“Condemner” shall mean any public or quasi-public authority, or Person having the power of Condemnation.

“Condominium Association” shall mean collectively the strata or condominium corporation(s) or association(s) as well as all homeowner, Resort and/or village associations applicable to the Leased Property, or part thereof under the Condominium Documents and/or Association Documents for the Leased Property, as the context may permit or require.

“Condominium Documents” means (i) the condominium declarations, bylaws, articles of incorporation, rules, regulations, maps, condominium plans and strata plans, as applicable, governing those portions of the Leased Property situated in condominium buildings, including any shared services agreements and other agreements providing various easements and rights, including those for support, passage and utilities, and the sharing of certain costs of facilities and services used in common by the various components of the buildings and (ii) those declarations, bylaws, articles of incorporation, rules, regulations, maps, condominium plans and strata plans, as applicable, governing those portions of the Leased Property subject to any other association including village associations or master association.

“Contracts” shall mean all maintenance, service and supply contracts, and all other similar agreements for goods or services provided to Original Landlord in connection with the Real Property, other than the Existing Leases and the Licenses and Permits, to the extent that such contracts are transferable together with all deposits made or held by Original Landlord thereunder, all to the extent that such deposits are transferable.

“Control” and “Controlled” shall mean, in respect of any Person, (i) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (A) the shareholders of such Person, in the case of a corporation, (B) the shareholders of the general partner of such Person, in the case of a limited partnership or (C) the equity holders or other voting participants in the case of a Person that is not a corporation or a limited partnership, or (ii) the right to elect or appoint, directly or indirectly, a majority of (A) the directors of such Person, in the case of a corporation, (B) the directors of the general partner of such Person, in the case of a limited partnership or (C) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of such Person, in the case of a Person that is not a corporation or a limited partnership.

“Date of Taking” shall mean the date the Condemner has the right to possession of the Leased Property, or any portion thereof in connection with a Condemnation.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Distribution” shall mean (a) any declaration or payment of any dividend (except dividends payable in common stock of Tenant) on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any cash distributions in respect of any partnership or membership interests in Tenant, if Tenant is a partnership or limited liability company, (b) any purchase, redemption retirement or other acquisition of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any purchase, redemption, retirement or other acquisition of any partnership or membership interests in Tenant, if Tenant is a partnership or limited liability company, (c) any other distribution on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any other distribution in respect of any partnership or membership interests in Tenant, if Tenant is a partnership or a limited liability company, or (d) any return of capital to shareholders of Tenant, if Tenant is a corporation, or any return of capital to partners or members in Tenant, if Tenant is a partnership or limited liability company.

“Emergency Requirements” shall mean any of the following events or circumstances: (a) an emergency threatening the Leased Property, or the life, safety or property of its tenants, subtenants, customers, invitees or employees; (b) a violation of any Legal Requirement or any condition, the continuation of which would subject Tenant, Manager or Landlord to civil or criminal liability; or (c) a Force Majeure event that prevents Tenant from leasing, or Manager from managing or operating, the Leased Property.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other association or entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Government Agencies or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Leased Property, or (ii) violation of any Environmental Laws with respect to the Leased Property.

“Environmental Laws” shall mean any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, the Canada Environmental Assessment Act (Canada), the Transportation of Dangerous Goods Act (Canada), the Environmental Management Act (British Columbia) and all other federal, provincial and local laws, as amended as of the time in question.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Leased Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” means those certain environmental reports obtained in connection with the transactions contemplated herein with respect to certain portions of the Properties, which Environmental Reports are described Exhibit J hereto.

“Event of Default” shall have the meaning given such term in Section 13.1.

“Existing CC&Rs” shall have the meaning given such term in Section 12.3.

“Existing Deposits” shall mean any security deposits or other security or deposits posted or placed by the Existing Tenants under the Existing Leases, other than any prepaid rents that are adjusted on Closing.

“Existing Leases” shall mean the leases described in Exhibit “B” of portions of the Leased Property, including the Intrawest Leases which are assigned by Original Landlord to Tenant pursuant to Section 2.1.

“Existing Tenants” shall mean each of the tenants under the Existing Leases including the Intrawest Tenants and their successors and assigns.

“Extension Terms” shall have the meaning given such term in Section 2.7.

“Financial Indebtedness” means any indebtedness or liability, direct or indirect, absolute or contingent, for or in respect of any borrowed money, any guarantee of borrowed money or any indemnity or reimbursement obligations with respect to a letter of credit, including indebtedness under a debt instrument given in payment of the purchase price of an investment.

“First Tier Minimum Rent” shall have the meaning given such term in Exhibit C.

“Fiscal Year” shall mean each calendar year ending at midnight on December 31 of each calendar year during the Term, or part thereof.

“Fixed Term” shall have the meaning given such term in Section 2.6.

“Fixtures” shall have the meaning given such term in Section 2.1(c).

“Force Majeure Event” shall mean any circumstance caused by any of the following: strikes, lockouts; acts of god; civil commotion; fire or any other casualty; governmental action (including revocation or refusal to grant any required license or permit where such revocation or refusal is not due to the fault of the party affected thereby); or other similar cause or circumstance which is not in the reasonable control of either party hereto. Neither lack of financing nor general economic and/or market factors is a Force Majeure Event.

“Future Subleases” shall have the meaning given such term in Section 17.1(d).

“GAAP” means Canadian generally accepted accounting principles applied on a consistent basis as modified from time to time where appropriate.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasigovernmental unit of Canada, the Province or the local jurisdiction in which the Leased Property is located or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or the Improvements operated thereon.

“Gross Revenues” means, subject to the exclusions listed below, all collected, recovered or accrued revenue and income from the operation of every kind which result from the operation of the Leased Property and properly attributable to the Fiscal Year under consideration, determined without duplication and in accordance with GAAP and, for purposes of greater certainty, Gross Revenues shall include, but shall not be limited to:

(i)	the rentals, percentage rent, additional rental and all other revenues and payments from tenants including, without limitation, amounts paid for parking and the amounts in respect of Operating Expenses and Impositions, whether to Tenant or directly to the relevant Person;

(ii)	the net proceeds of use and occupancy or business interruption insurance with respect to the operation of the Leased Property (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof);

(iii)	the amounts from Space Tenants in respect of obligations under Condominium Documents and with respect to any community or village association; and

(iv)	any amounts under the terms of any other shared services agreements, licenses, easements or servitudes relating to the Leased Property;

(v)	interest on the Operating Account;

Gross Revenues shall not include:

A.	Sales Tax or similar charges which are required by law to be collected directly from lessees or as part of the sale price of any goods or services or displays and which must be remitted to competent governmental taxing authorities;

B.	for greater certainty, revenue, income and proceeds of sales of Space Tenants, licensees and concessionaires;

C.	proceeds or awards arising from an expropriation, taking or Condemnation of capital property other than an award for temporary use;

D.	receipts or credits for settlement of claims for loss or damage to personal property or furnishings;

E.	proceeds from any insurance policy except for the net proceeds of use and occupancy or business interruption insurance;

F.	receipts of a capital nature;

G.	amounts which are the direct obligation of the holder of any Space Lease, and which are not recoverable by Tenant as operating costs under the Space Leases;

H.	proceeds from head leasing or the sale of any portion of the Leased Property;

I.	that portion of Operating Expenses collected from Space Tenants attributable to the Management Fee which exceeds four percent (4%) of Gross Revenues.

“Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead-based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, and any other substance or material (including, without limitation, mould) which may present a significant risk of harm to customers, invitees or employees of the Resort.

“HOA Assessments” shall mean any regular or special assessments imposed by any strata corporation, condominium corporation, tourism association, homeowner’s association, village association, master association or similar association applicable to the Leased Property.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

“Improvements” shall have the meaning given such term in Section 2.1(b) of this Lease.

“Impositions” shall mean collectively, all taxes (including, without limitation, all taxes imposed under the laws of the Province and the local jurisdiction in which the Leased Property is located, as such laws or regulations may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the business conducted upon the Leased Property), Tax on Capital, surtaxes, assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), all HOA Assessments, amounts payable under the Condominium Documents with respect to the Leased Property, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant or any subtenants (including all interest and penalties thereon due to any failure in payment by Tenant or any subtenants), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien or hypothec upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant or any subtenants; provided, however, that nothing contained herein shall be construed to require Tenant to pay: (i) any income tax of Landlord, (ii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased Property or the proceeds thereof, (iii) any single business, gross receipts tax (from any source other than the rent received by Landlord from Tenant), or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (iv) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.4, (v) any Impositions imposed on Landlord that are a result of Landlord not being considered a “Canadian Resident Person” as defined in the Income Tax Act (Canada), (vi) any Impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Lease, or (vii) any Impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement entered into by Landlord governing Landlord’s conduct or operation or as a result of the negligence or wilful misconduct of Landlord.

“Incentive Management Fee” shall have the meaning given such term in the Management Agreement.

“Insurance Requirements” shall mean all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters in Canada as well as any such demand under the Mortgage Loan Documents or any other body exercising similar functions binding upon Landlord, Tenant or the Leased Property.

“Insurance Retention” shall have the meaning given such term in Section 10.3(b).

“Interest Rate” shall mean an annual rate of interest equal to, as of the date of determination, the per annum rate for ten (10) year U.S. Treasury Obligations as published in the Wall Street Journal, plus two hundred (200) basis points.

“Intrawest” shall mean Intrawest Corporation.

“Intrawest Interim Leases” shall mean certain leases, in the form previously settled between the parties hereto, under which certain Intrawest Tenants shall lease from Original Landlord certain of the Leased Property (or portions thereof) that are not otherwise occupied as of the date hereof.

“Intrawest Leases” shall mean certain leases under which certain Intrawest Tenants shall lease from Original Landlord certain of the Leased Property that are occupied and operated by such Intrawest Tenants as of the date hereof.

“Intrawest Tenants” shall mean Intrawest and the Affiliated Persons of Intrawest that shall lease portions of the Leased Property pursuant to the Intrawest Leases or Intrawest Interim Leases.

“Landlord” shall mean Original Landlord and its successors and assigns.

“Landlord Default” shall have the meaning given such term in Section 15.2.

“Landlord Liens” shall mean Liens on or against the Leased Property or any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner (other than Tenant) of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Lease, or (b) which result from Liens in favour of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that “Landlord Lien” shall not include any Lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

“Lease” shall mean this Lease, including all Exhibits hereto, as it and they may be amended from time to time as herein provided.

“Lease Year” shall mean any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.

“Leased Property” shall have the meaning given such term in Section 2.1.

“Legal Requirements” shall mean all federal, provincial, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use, and (b) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the Leased Property as of the date hereof, or to which Tenant has consented or required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s or any Affiliated Person of Landlord’s status as a real estate investment trust.

“Licenses and Permits” shall mean all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Agency which are held by Original Landlord with respect to the Real Property, including, without limitation, those necessary for the construction, use or occupancy of the Real Property, to the extent that the same are transferable, together with any deposits made by Original Landlord thereunder to the extent that they are transferable.

“Lien” shall mean any mortgage, hypothec, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.

“Management Agreement” shall mean the property management agreement dated as of the date hereof between Tenant and Manager with respect to the management and operation of the Leased Property, as the same may be amended and/or replaced from time to time.

“Manager” shall mean Playground Real Estate Inc.

“Minimum Rent” shall mean the amount set forth on Exhibit C, subject to adjustment pursuant to the terms of this Lease.

“Mortgage” shall mean any mortgage, debenture, charge, hypothec, deed of trust, or security document encumbering Landlord’s interest in the Leased Property and/or this Lease from time to time as said instrument is amended, extended, renewed, supplemented and/or replaced from time to time.

“Mortgagee” shall mean the holder of any Mortgage and its successors and assigns. Congress Financial Corporation (Canada) is presently a Mortgagee.

“Mortgage Loan” shall mean any loan made by the Mortgagee to Landlord secured by a Mortgage against the Leased Property in whole or in part from time to time as said mortgage loan is amended, extended, renewed, supplemented and/or replaced from time to time.

“Mortgage Loan Agreement” shall mean any loan agreement evidencing and/or governing any Mortgage Loan made by a Mortgagee to Landlord from time to time as said agreement is amended, extended, renewed, supplemented and/or replaced from time to time.

“Mortgage Loan Documents” shall mean the Mortgage, the Mortgage Loan Agreement and any note or notes evidencing the Mortgage Loan secured by the Mortgage as well as all guarantees and/or indemnities executed and/or delivered in connection therewith and any and all other documents evidencing, securing, governing or otherwise entered into in connection with the Mortgage Loan as such agreements, guarantees and/or indemnities may be amended, extended, renewed, supplemented and/or replaced from time to time.

“Notice” shall mean a notice given in accordance with Section 20.9.

“Operating Account” means the bank account or accounts to be maintained pursuant to the Management Agreement from time to time.

“Operating Expenses” means, subject to the exclusions listed below, all costs and expenses of operating the Leased Property incurred by Manager directly or at its request pursuant to the Management Agreement or as otherwise specifically provided for herein and which are properly attributable to the Fiscal Year under consideration under GAAP;

Operating Expenses shall not include:

(i)	subject to Section 10.2 of the Management Agreement as at the date hereof, any payments relating to capital improvements to the Leased Property;

(ii)	debt service;

(iii)	to the extent not collected from a Space Tenant, depreciation or amortization;

(iv)	any cost or expense for which Manager is solely responsible pursuant to the Management Agreement;

(v)	income or other similar taxes (except payroll taxes);

(vi)	salaries, wages or amounts paid to or in respect of individuals by or upon the instruction of Tenant to the extent the same are not rendering services with respect to the Leased Property;

(vii)	except as expressly agreed to by Tenant or as otherwise set forth in the Annual Plan, costs incurred by Manager for salary and wages, payroll taxes, workers’ compensation, bonus compensation, incentive compensation, retirement plan payments, and other benefits payable to Manager’s corporate office employees (including, without limitation, non-incentive stock option grants, and any bonus compensation to such employees); and

(viii)	costs incurred by Manager for dues of Manager or any of its employees in professional organizations or for any of Manager’s employees participating in industry conventions or meetings (except to the extent included in an Annual Plan or as otherwise specifically approved by Tenant).

“Original Landlord” shall mean Whistler Mountain Resort Limited Partnership.

“Original Landlord’s Due Diligence Materials” shall mean all documents and materials provided by the Original Landlord to the Original Tenant or its Affiliates pursuant to or in connection with this Lease or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by the Original Tenant or its Affiliates based on the information in such documents or materials.

“Original Landlord’s Knowledge” shall mean the actual knowledge of Andrew Voysey, Teresa Chan, Ron Warren, Rob Campbell, David Pfeifer, and Bryan Hawkey, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Landlord or any of its Affiliates, and such persons will be deemed to have actual knowledge of (A) any matter disclosed in any exhibits or schedules to this Lease, and (B) any matter disclosed in any of the Original Landlord’s Due Diligence Materials documents or written materials provided by Landlord to Tenant prior to the date hereof, and for the purposes of this definition, the term “actual knowledge” means, with respect to any Person, the conscious awareness of such Person at the time in question, and expressly excludes any constructive or implied knowledge of such Person.

“Partial Destruction” shall mean the destruction of or damage to the Leased Property or a specified portion thereof by fire, casualty or any other cause, which does not constitute Complete Destruction.

“Percentage Rent” shall have the meaning given such term in Section 3.1(a)(ii).

“Permitted Encumbrances” shall mean all rights, restrictions, and easements of record set forth in Exhibit F hereto.

“Permitted Secondary Lender” shall have the meaning given such term in Section 9.2(c). Without limiting the foregoing, each of Intrawest Resorts, Inc. and CNL Income Partners, LP is presently a Permitted Secondary Lender.

“Permitted Use” shall mean any use of the Leased Property permitted pursuant to Section 5.1(b).

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Proposed Annual Plan” means a Proposed Annual Plan prepared in accordance with the Management Agreement from time to time.

“Proposed Condition Evaluations” means those certain property condition evaluations provided by Original Landlord to Successor Landlord with respect to the Leased Property, which Property Condition Evaluations are set forth on Exhibit K hereto.

“Province” shall mean the province in Canada in which the Leased Property is located.

“Real Property” shall have the meaning given such term in the Preambles of this Lease.

“Re-letting Expenses” shall have the meaning given such term in Section 13.2.

“Rent” shall mean, collectively, the Minimum Rent, Percentage Rent and Additional Charges.

“Replacement Value” shall mean the costs of repairing, replacing or reinstating any item of property with materials of like kind and quality on the same or similar site without deduction for physical, accounting or any other depreciation;

“Resort” shall mean the Whistler Mountain ski resort in the Province of British Columbia, Canada at which the Leased Property is located.

“Revenue Audit” shall have the meaning given such term in Section 3.2.

“Sales Tax” means all goods and services taxes, sales taxes, multi-stage sales taxes, use or consumption taxes, business transfer taxes, value added or transaction taxes and any other existing or future tax imposed with respect to any amount payable by Tenant to Landlord under this Lease or in respect of the rental of space under this Lease.

“Space Leases” shall mean all Existing Leases and all Future Subleases.

“Space Tenants” shall mean the tenants and subtenants under the Space Leases and their successors and assigns.

“Subsidiary” shall mean, with respect to any Person: (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (A) such Person, (B) such Person and one or more corporations each of which is Controlled by such Person or (C) one or more corporations each of which is Controlled by such Person, or (ii) any limited or general partnership, joint venture, limited liability company, trust or other Entity as to which (A) such Person, (B) such Person and one or more Persons referred to in clause (i) above or (C) one or more Persons referred to in clause (i) above owns more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof) of such limited or general partnership, joint venture, limited liability company, trust or other Entity, as the case may be.

“Successor Landlord” shall have the meaning given such term in the Preamble of this Lease.

“Survival Period” shall have the meaning assigned to such term in Section 5.3.

“Tax on Capital” shall mean the amount determined by Landlord as the taxes, rates, duties and/or assessments presently or hereafter payable by, levied upon, rated upon, charged to and/or assessed against the owner and/or ground lessee from time to time of the Leased Property (or if the owner of the Leased Property at any time is a trust, the beneficiaries of such trust, or if the owner of the Leased Property at any time is a partnership, the partners of such partnership, or if there is more than one owner, by each of them), under any legislation of any authority having jurisdiction now or hereafter in effect imposing taxes on account of capital, taxable capital or capital of the owner of the Leased Property (or such partners, beneficiaries or persons) which it (or they) have employed or invested, directly or indirectly, in the Leased Property, including, without limitation, the amount payable in respect of the tax commonly known as large corporation tax payable under Part 1.3 of the Income Tax Act (Canada) and the tax payable under Corporation Capital Tax Act (British Columbia), as amended or replaced from time to time. If the owner or owners of the Leased Property (or, if applicable, the partners of the partnership or beneficiaries of the trust which owns the Leased Property) owns (or own) more than one property, the amount of the taxes herein referred to which shall constitute Tax on Capital will be determined on the basis of an allocation of such taxes among such properties made by Landlord, acting reasonably.

“Tenant” shall mean CNL Income Canada Lessee Corp., and its permitted successors and assigns.

“Tenant’s Personal Property” shall mean all tangible personal property of Tenant acquired by Tenant at its election and with its own funds on and after the date hereof and located at the Leased Property or used in Tenant’s business at the Leased Property and all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant.

“Term” shall mean, collectively, the Fixed Term and the Extension Terms, to the extent properly exercised pursuant to the provisions of Section 2.7, unless sooner terminated pursuant to the provisions of this Lease.

“Trademarks” shall mean the trade names and trademarks used by Original Landlord in connection with its operation of the business on the Real Property from whatever party is the holder of such trade names and trademarks, to the extent that the Tenant reasonably requires the use of the trade names and trademarks.

1.2	Affiliates

In this Lease, two entities are “Affiliates” if (i) one of the entities is a Subsidiary of the other Entity, (ii) both of the entities are Subsidiaries of the same Entity, (iii) both of the entities are Controlled by the same Person or Entity, (iv) one of the entities is a partnership and the other Entity is its general partner, or (v) one of the entities is a trust and the other Entity is its beneficiary, and where a Person is an Affiliate of two entities each of those entities will be Affiliates of each other (for greater certainty, a partnership and a trust shall be deemed to be entities for the purpose of the foregoing).

ARTICLE 2

LEASE OF LEASED PROPERTY AND TERM

2.1	Lease of Leased Property.

Upon and subject to the terms and conditions hereinafter set forth, Landlord leases and demises to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”):

(a)	the Real Property;

(b)	all other improvements and appurtenances of every kind (collectively, the “Improvements”); and

(c)	all equipment, machinery, fixtures, and other items of property owned by Landlord and now or hereafter permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property and all such items owned by the Condominium Association (collectively, the “Fixtures”).

In furtherance of the foregoing, on the Commencement Date:

(d)	Original Landlord and Tenant will enter into a short form of registrable lease to be registered in the appropriate land registry office on Closing;

(e)	Original Landlord and Tenant will enter into an assignment and assumption of the leases, contracts and licenses, permits and warranties in the previously settled form, pursuant to which Original Landlord shall assign to Tenant and Tenant shall assume all of Original Landlord’s right, title and interest as well all Original Landlord’s duties and obligations under the Existing Leases, the Contracts and the Licenses and Permits to be assigned to the Tenant on Closing, on the terms and conditions set forth therein;

(f)	Original Landlord will grant or cause to be granted to Tenant and Tenant will enter into a non-exclusive license in favour of Tenant in the previously settled form, permitting Tenant to use the Trademarks from the holder of such Trademarks, on the terms and conditions set forth therein;

(g)	Original Landlord will deliver to Tenant on the Commencement Date, possession of the Real Property free and clear of all Liens or parties in possession, except for

Intrawest Tenants and Space Tenants under Existing Leases, and all keys, codes and other security devices for the Real Property; and

(h)	Original Landlord will cause Intrawest to enter into a lease indemnity agreement with Tenant in the previously settled form, on the terms and conditions set forth therein, in respect of the leases described in Exhibit G.

Original Landlord covenants and agrees in favour of Tenant that each of the foregoing items comprising the Leased Property as well as each of the Contracts, Licences and Permits and Trademarks is being leased, licensed and assigned to Tenant free and clear of all Liens save and except for the Permitted Encumbrances and encumbrances to be discharged by Original Landlord or its solicitor on or before the Commencement Date at Original Landlord’s sole cost and expense.

2.2	Management Agreement

On the Commencement Date, Tenant will enter into and Original Landlord will cause the Manager to enter into the Management Agreement.

2.3	Closing

The Closing shall occur with effect as at 12:01 a.m. (Eastern Time) on the Commencement Date.

2.4	Delivery of Property Documents.

Original Landlord acknowledges that it has furnished to Tenant, copies of the following, each of which, to Original Landlord’s Knowledge, is or will be a true, correct and complete copy of the document it purports to be:

(a)	all Licenses and Permits affecting the Leased Property in any material respect;

(b)	all Contracts affecting the Leased Property in any material respect; and

(c)	all Existing Leases and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on Tenant.

2.5	Adjustments.

The items of revenue and expense set forth in this Section 2.3 shall be prorated between Original Landlord and Tenant (the “Prorations”) as of 11:59 p.m. on the day preceding the Commencement Date (the “Cut-Off Time”), or such other time expressly provided in this Section 2.3, so that the Commencement Date is a day of income and expense for Tenant:

(i)

Taxes and Assessments. All Impositions shall be prorated as of the Cut-Off Time between Original Landlord and Tenant. If the amount of any such Impositions is not ascertainable on the Commencement Date, the Proration for such Impositions shall be based on the most recent available bill, provided, however, that as soon as reasonably possible after the Closing, Original Landlord and Tenant shall re-prorate the Impositions and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. For greater certainty, Original Landlord shall also remain solely responsible for any Impositions which relate to the period prior to the Commencement Date, but are assessed, levied or charged following the Commencement Date.

(ii)	Existing Leases. Any rents and other amounts prepaid, accrued or due and payable under the Existing Leases shall be prorated as of the Cut-Off Time between Original Landlord and Tenant. Tenant shall receive a credit for all Existing Deposits and tenant improvement escrows which are not transferred by Original Landlord to Tenant, and for all unfunded tenant improvement obligations owed by Original Landlord under the Existing Leases, and Tenant thereafter shall be obligated to refund or apply such Existing Deposits and undertake such tenant improvements, in accordance with the terms of such Existing Leases. Tenant shall not receive a credit for any Existing Deposits held by Original Landlord which are either transferred to Tenant or otherwise not assignable, in which case Original Landlord shall either (A) obtain replacement security for Tenant in respect thereto, upon which Original Landlord will thereafter be entitled to return such Existing Deposits to Existing Tenants, or (B) hold such Existing Deposit in trust for Tenant. Original Landlord shall use all commercially reasonable efforts to require any Existing Tenant who has posted letter of credit security to post a replacement letter of credit in favour of Tenant upon closing. With respect to common area maintenance charges (“CAM”) to Existing Tenants that are estimated, and which the Existing Lease requires be rebated if overpaid, Tenant will rebate and Original Landlord will pay Tenant its pro rata portion of any such rebate based upon the number of days before and after the Cut-Off Time. If estimated CAM are underpaid by any Existing Tenants and Tenant, after using all commercially reasonable efforts to collect the same, Original Landlord will pay to Tenant a pro rata portion of the amount of uncollectible CAM based upon the number of days before and after the Cut-Off Time. Tenant will use commercially reasonable efforts to collect percentage rents due from tenants under the Existing Leases and will rebate a pro rata portion to Original Landlord for any such percentage rents attributable to the period prior to the Cut-Off Time.

(iii)

Contracts. Any amounts prepaid, accrued or due and payable under the assigned Contracts (other than for utilities which proration is addressed separately in Section 2.3(c)(vi) shall be prorated as of the Cut-Off Time between Original Landlord and Tenant. Tenant shall receive a credit for all deposits held by Original Landlord under the assigned Contracts (together with any interest thereon), which are not transferred to Tenant, and Tenant thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such assigned Contracts. Original Landlord shall receive a credit for all deposits made by Original Landlord under the assigned Contracts (together with any interest thereon), which are transferred to Tenant or remain on deposit for the benefit of Tenant.

(iv)	Charges and Revenues. All charges and revenues attributable to days preceding the Commencement Date shall be attributed to Original Landlord and all charges and revenues attributable to the Commencement Date and days following the Commencement Date shall accrue to the benefit of Tenant.

(v)	Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Tenant shall be prorated as of the Cut-Off Time between Original Landlord and Tenant. Original Landlord shall receive a credit for all deposits made by Original Landlord under the Licenses and Permits (together with any interest thereon) which are transferred to Tenant or which remain on deposit for the benefit of Tenant.

(vi)	Utilities. All utility services shall be prorated as of the Cut-Off Time between Original Landlord and Tenant. Original Landlord and Tenant shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Commencement Date, the cost of such utilities shall be prorated between Original Landlord and Tenant by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original Proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Original Landlord shall receive a credit for all fuel stored at the Real Property based on Original Landlord’s cost for such fuel. Original Landlord shall receive a credit for all deposits transferred to Tenant or which remain on deposit for the benefit of Tenant with respect to such utility contracts.

(vii)

Payables. Except to the extent an adjustment or Proration is made under another subsection of this Section 2.3: (i) Original Landlord shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Property (the “Payables”) which are due and payable as of the Commencement Date for which goods or services have been delivered to the Real Property prior to Closing, and (ii) Tenant shall receive a credit for the amount of such Payables which have accrued, but are not yet due and payable as of the Commencement Date, and Tenant shall pay all such Payables accrued as of the Commencement Date when such Payables become due and payable, provided, however, Original Landlord and Tenant shall re-prorate the amount of credit for any Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Original Landlord shall receive a credit for all advance payments or deposits made with respect to Fixtures ordered, but not delivered to the Property prior to the Commencement Date, and Tenant shall pay the amounts which become due and payable for such Fixtures which were ordered prior to Closing.

(viii)	Payment by Existing Tenants. To the extent that any of the foregoing Prorations are required to be paid by the Existing Tenants, Original Landlord and Tenant shall not adjust such Prorations as of the Commencement Date, provided that if any Existing Tenant does not pay its full share of such amount to Tenant in its entirety within sixty (60) days of the Commencement Date, Original Landlord will pay to Tenant the amount of the shortfall, provided that if subsequent to such payment Tenant actually receives such amount or any part thereof so paid by Original Landlord, subject to Subsection (x) below, Tenant will forthwith pay such amount or part thereof to Original Landlord following Tenant deducting therefrom all costs and expenses incurred by or on behalf of Tenant in connection therewith.

(ix)	Re-Prorations. Notwithstanding anything to the contrary herein, if during the ninety (90) day period following the Commencement Date, any Party in its reasonable discretion believes the any of the Pro-rations as reflected on the Closing Statement are not based on actual figures, such Party shall have the right to request that such Pro-rations be re-prorated, and upon such request the Parties agree in good faith to endeavour to accomplish such re-proration as soon as practicable following such request. Any re-prorations shall be made in the same manner contemplated in this Section 2.3. However, the Parties acknowledge and agree that Pro-rations may occur following said ninety (90) day period.

(x)	Arrears. There shall be no adjustment in favour of Original Landlord for rent in arrears or other expenditures payable by Existing Tenants to Original Landlord, which were incurred prior to the Commencement Date, but are to be recovered from Existing Tenants following the Commencement Date. Any amounts received after Closing by Original Landlord or Tenant from or with respect to any Existing Tenant who is in arrears in the payment of rent or recoveries as of the Commencement Date shall be applied and paid as follows:

(A)	first, applied against rent and other amounts due and owing, including any arrears accrued, for the period from and after the Commencement Date, and all of such amounts shall be retained by Tenant; and

(B)	thereafter, the excess, if any, shall be paid applied against the arrears accrued for the period prior to the Commencement Date, and all of such amounts shall be paid to Original Landlord upon receipt.

Subject to the foregoing, after the Commencement Date: (i) Manager shall have the right to continue to issue reminder invoices to any Space Tenant in respect of arrears of all rent or recoveries, including Closing Arrears (as defined herein); (ii) Original Landlord or Manager shall have the right to recover from Existing Tenants any arrears of rentals or recoveries which accrued prior to the Commencement Date (“Closing Arrears”), at the sole cost and expense of Original Landlord, provided that Original Landlord shall proceed in a manner that is acceptable to both Original Landlord and Tenant, each acting reasonably, and Original Landlord or Manager shall keep Tenant reasonably informed in respect thereof provided however, Original Landlord or Manager shall not: (A) commence or participate in any legal action in connection with said arrears without the prior written consent of Tenant, acting reasonably; or (B) threaten or attempt termination, possession or distress or take any actions which result in the termination of the relevant lease or possession of the relevant premises; and (iii) neither Landlord nor Tenant shall be permitted to forgive or write off any Closing Arrears or provide any assurances to any Space Tenant that any Closing Arrears will be forgiven, written off or not collected except with the prior written approval of Original Landlord, acting reasonably.

On Closing, the appropriate party will pay or cause to be paid the appropriate amount to the other party as a result of the Prorations. Notwithstanding anything else contained herein or elsewhere, each of Original Landlord’s covenants and obligations pursuant to this Section 2.5 shall survive the sale of the Leased Property to Successor Landlord.

2.6	Fixed Term.

The initial term of this Lease (the “Fixed Term”) shall commence on the Commencement Date and shall expire on the date which is nineteen (19) years and 364 days thereafter unless sooner terminated in accordance with the provisions hereof.

2.7	Extension Term.

Provided that no Event of Default shall have occurred and be continuing, this Lease shall automatically extend for two (2) extension terms of five (5) years each (each such extension a “Extension Term”) unless Tenant elects, by providing Notice to Landlord not sooner than 30 months and no later than 9 months prior to the scheduled expiration of the Term of this Lease or the previous Extension Term, as applicable, to terminate this Lease upon the expiration of the then current Term. Any such Notice to terminate shall, if given, be irrevocable, but Tenant’s failure to terminate shall not preclude Landlord from exercising any of its rights to terminate this Lease in accordance with the terms hereof.

Each Extension Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding Extension Term, as the case may be. All of the terms, covenants and provisions of this Lease shall apply to each such Extension Term. Tenant shall have no right to extend the Term beyond the expiration of the final Extension Term.

2.8	Condominium Association Matters.

Original Landlord hereby assigns to Tenant all of Original Landlord’s rights in respect of the Condominium Association and the Condominium Documents and Landlord will execute and deliver such further and other documents (including, without limitation, proxy forms) and do and perform such further and other acts and things as Tenant may reasonably require in connection therewith at no cost to Tenant. Subject to section 11.7 hereof, Tenant will exercise its rights in connection therewith in a reasonable manner and in accordance with the terms and conditions set out in this Lease and the Management Agreement. Notwithstanding anything else contained herein or elsewhere, each of Original Landlord’s covenants and obligations pursuant to this Section 2.8 shall survive the sale of the Leased Property to Successor Landlord. Tenant confirms that its rights in respect of the Condominium Association and the Condominium Documents shall be subject to the rights of any Mortgagee under the Mortgage Loan Documents.

ARTICLE 3

RENT

3.1	Rent.

Tenant shall pay to Landlord or to any other Person designated in writing to Tenant by Landlord, by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion, in lawful money of Canada which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction, Rent during the Term as follows:

(a)	Commencing with the Commencement Date, the Rent payable in each calendar month shall equal the sum of:

(i)	the amount of Minimum Rent set forth on Exhibit C (“Minimum Rent”) which shall be payable monthly in arrears beginning on the twentieth (20th) day December 2004 and continuing on the twentieth (20th) day of each calendar month thereafter; provided, however, that Minimum Rent shall be prorated as to any Lease Year which is less than twelve (12) calendar months and as to any partial calendar months; and

(ii)	the amount of percentage rent (“Percentage Rent”) calculated for each calendar month in accordance with the provisions of Exhibit “D”, which amount shall be payable monthly in arrears, on or before the thirtieth (30th) day of the subsequent calendar month.

Landlord and Tenant expressly acknowledge and agree that (1) the threshold and percentages for establishing Percentage Rent are set out on Exhibit “D” to this Lease (2) the determination of Percentage Rent shall be made with respect to the Fixed Term and separately with respect to the Extension Terms.

(b)	If the amount of cash available from Gross Revenues after payment of all operating expenses, taxes, insurance, management fees and other fees and expenses due and payable from Gross Revenues in accordance with this Lease and all amounts payable by Tenant pursuant to the Management Agreement is insufficient to pay Percentage Rent, then the amount of such deficiency shall be deferred and added to and paid in connection with the next monthly Rent payment or payments due hereunder. Provided, however, any Rent deferred as herein provided shall in any event be due and payable and paid prior to the end of the Fiscal Year in which such deferral occurred. Landlord may, upon request of Tenant and justification by Tenant satisfactory to Landlord in Landlord’s sole discretion, defer all or any portion of the Percentage Rent to such future date as may be acceptable to Landlord.

(c)	Tenant shall deliver to Landlord a Certificate from an Officer of Tenant or Manager (an “Officer’s Certificate”) with each Percentage Rent payment (or, if no Percentage Rent is then payable, on the due date therefor) setting forth the calculation of the Percentage Rent payment for the most recently completed calendar month of each Lease Year in the Term, the and Percentage Rent due year to date through such recently completed calendar month. Percentage Rent shall be subject to confirmation and adjustment, if applicable, as set forth in Section 3.2.

(d)	The obligation to pay Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Rent accrued prior to such termination date, shall be made not later than 60 days after such expiration or termination date.

3.2	Confirmation of Percentage Rent.

Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with customary industry practices, and in accordance with GAAP, that will accurately record all data necessary to compute Percentage Rent, and Tenant shall retain, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Landlord’s Audit and to compute Percentage Rent for the applicable Lease Year. Landlord shall have the right, for a period of two (2) years following each Lease Year, from time to time, by its accountants or representatives, to audit such information in connection with Landlord’s Audit, and to examine all Tenant’s records (including supporting data and sales and excise tax returns) reasonably required to complete Landlord’s Audit and to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any Landlord’s Audit discloses a deficiency in the payment of Percentage Rent, and either Tenant agrees with the results of Landlord’s Audit or the matter is otherwise determined or compromised, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate from the date when said payment should have been made to the date of payment thereof. If any Landlord’s Audit discloses a deficiency in the determination or reporting of Gross Revenue, which, as finally agreed or determined, exceeds three percent (3%), Tenant shall pay the costs of the portion of Landlord’s Audit allocable to the determination of such Revenues (the “Revenue Audit”). Any proprietary information obtained by Landlord pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration between the parties and except further that Landlord may disclose such information to prospective lenders, investors and underwriters and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations and government requirements. The obligations of Tenant contained in this Section shall survive the expiration or earlier termination of this Lease. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Landlord’s Audit shall, if not otherwise settled by the parties, be submitted to arbitration.

3.3	Additional Charges.

In addition to the Minimum Rent and Percentage Rent, Tenant also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions. In the event of any failure on the part of Tenant to pay any of those amounts, liabilities, obligations and Impositions, Tenant also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (all of the foregoing amounts, liabilities, obligations and Impositions referred to in this Section 3.3 shall be deemed to be additional rent payable by Tenant hereunder and being referred to herein collectively as the “Additional Charges”), and Landlord shall have all legal and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent. If any instalment of Minimum Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Landlord) shall not be paid on its due date, Tenant will pay Landlord within ten (10) days of demand, as Additional Charges, an amount equal to the interest computed at the Interest Rate on the amount of such instalment, from the due date of such instalment to the date of payment thereof. To the extent that Tenant pays any Additional Charges to Landlord pursuant to the requirements of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due and Landlord shall pay the same from monies received from Tenant.

3.4	Payment of Impositions.

(a)

Subject to Article 9 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in instalments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in instalments and, in such event, shall pay such instalments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts (from any source other than the Rent received by Landlord from Tenant), sales and use, single business, ad valorem, franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have been declared by Landlord and be continuing, any such refund shall be paid over to or retained by Landlord. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Lease as personal property, Tenant shall file or cause to be filed by Manager, all personal property tax returns in such jurisdictions where it must legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Lease and/or gross receipts tax returns for Rent received by Landlord from Tenant, Landlord shall file the same with reasonable cooperation from Tenant. Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to prepare a protest, which Landlord shall file. Landlord may, upon notice to Tenant, at Landlord’s option and at Landlord’s sole expense, appeal, protest, or institute such other proceedings (in its or Tenant’s name) as Landlord may deem appropriate to effect a reduction of real estate assessments and Tenant shall fully cooperate with Landlord in such protest, appeal or other action.

(b)	Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions (except that Landlord shall be responsible for any interest or penalties incurred as a result of Landlord’s failure promptly to forward the same).

(c)	In addition, Tenant shall pay the following with respect to the period from and after the Commencement Date (and Original Landlord shall remain solely liable for and pay for the period prior to the Commencement Date):

(i)	Utility Charges. all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property;

(ii)	Insurance Premiums. all premiums for the insurance coverage required to be maintained pursuant to Article 10;

(iii)	Condominium Association: all Condominium Association fees, assessments, levies, charges and expenses in connection with the Leased Property; and

(iv)	Other Charges. all other amounts, liabilities and obligations arising in connection with the Leased Property except those obligations expressly assumed by Landlord pursuant to the provisions of this Lease or expressly stated not to be an obligation of Tenant pursuant to this Lease.

If Tenant pays or causes to be paid any Additional Charges attributable to periods prior to and/or after the end of the Term, whether prior to and/or upon expiration or sooner termination of this Lease, Tenant may, within a reasonable time prior to and/or after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such Additional Charges that are attributable to any period prior to and/or after the Term.

3.5	Late Payment of Rent, Etc.

If any instalment of Minimum Rent, Percentage Rent or Additional Charges shall not be paid within ten (10) days after its due date, Tenant shall pay Landlord, within five (5) days after Landlord’s written demand therefore, as Additional Charges, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such instalment, from the due date of such instalment to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Mortgagee pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due and Landlord shall pay when due, or cause the applicable Mortgagee to pay when due, such Additional Charges to the Entity to which they are due. If any payment due from Landlord to Tenant shall not be paid within ten (10) days after its due date, Landlord shall pay to Tenant, on demand, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such instalment from the due date of such instalment to the date of payment thereof.

In the event of any failure by Tenant to pay any Additional Charges when due, except as expressly provided in Section 3.3 with respect to permitted contests pursuant to Article 9, Tenant shall promptly pay (unless payment thereof is in good faith being contested and enforcement thereof is stayed) and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent and Percentage Rent.

3.6	Net Lease.

The Rent shall be absolutely net to Landlord so that this Lease shall yield to Landlord the full amount of the instalments or amounts of the Rent throughout the Term, subject to any other provisions of this Lease which expressly provide otherwise, including, without limitation, those provisions for adjustment, refunding or abatement of such Rent and for the funding of Landlord’s obligations pursuant to Section 15.3. This Lease is a net lease and, except to the extent otherwise expressly specified in this Lease, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term and all applicable Extension Terms is absolute and unconditional and except to the extent otherwise expressly specified in this Lease, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof; or the failure of the Leased Property to comply with all Applicable Laws, including any inability to occupy or use the Leased Property by reason of such non-compliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof, or any environmental conditions on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof including eviction; (d) any defect in title to or rights to the Leased Property or any Lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including without limitation Landlord (other than a monetary default) or any vendor, manufacturer, contractor of or for the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act or omission by Landlord constituting gross negligence or wilful misconduct. Except as specifically set forth in this Lease, this Lease shall be noncancellable by Tenant for any reason whatsoever and, except as expressly provided in this Lease, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in this Lease, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Lease, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

3.7	Sales Tax.

Tenant shall pay to Landlord all Sales Tax, it being the intention of the parties that Landlord shall be fully reimbursed by Tenant with respect to any and all Sales Tax payable by Landlord with respect to this Lease or any amounts payable by Tenant to Landlord hereunder or the use and occupancy by Tenant or Space Tenants of the Leased Property or any part thereof. Sales Tax shall be payable by Tenant at the same time as the amounts to which the Sales Tax relate are payable to Landlord under this Lease, or on demand at such other time or times as Landlord from time to time determines.

ARTICLE 4

CONCURRENT LEASE

4.1	Concurrent Lease.

The parties acknowledge and agree that this Lease is a “concurrent lease” insofar as it relates to any portions of the Leased Property that are subject to the Existing Leases. As such, this Lease is a lease of Landlord’s reversionary interest in such portions of the Leased Property.

4.2	Assignment to Tenant.

Without limiting Section 4.1, except as provided herein, Original Landlord hereby assigns to Tenant as of the Commencement Date all of the right, title and interest of Original Landlord under the Existing Leases and to any benefits arising under the Existing Leases, including, without limitation, all security deposits held by or on behalf of Original Landlord pursuant thereto (except to the extent, if any, the same are adjusted in accordance with the Prorations) and all rents and other amounts payable to Original Landlord pursuant to the Existing Leases and Original Landlord agrees that all rents and other amounts payable pursuant to the Existing Leases will be payable directly to Tenant during the Term. Tenant confirms that Tenant’s interest in Existing Leases will be subject to the rights of any Mortgagee under the Mortgage Loan Documents.

4.3	Assumption by Tenant.

Without limiting Section 4.1, Tenant hereby assumes and agrees to perform from and including the Commencement Date all duties and obligations of the Original Landlord under the Existing Leases for the Term (including any Extension Terms), as the landlord to the tenants under the Existing Leases, in accordance with the terms and conditions of the Existing Leases.

4.4	No Modifications, Etc.

Landlord acknowledges and agrees that during the Term, Landlord will not modify, amend or otherwise vary any of the Existing Leases, discharge the Existing Leases or accept a surrender of any of the Existing Leases.

4.5	Further Assurances.

Each party will execute and deliver any document or instrument and perform any act or thing reasonably requested by the other party in order to evidence or give full force and effect to this Article 4.

ARTICLE 5

USE OF THE LEASED PROPERTY

5.1	Permitted Use.

(a)	Tenant shall, and shall cause Manager to, at all times during the Term and at any other time that Tenant and Manager shall be in possession of the Leased Property, continuously use and operate the Leased Property solely for commercial purposes in a manner consistent with the Management Agreement and shall use reasonable good faith efforts to seek to maximize Gross Revenues. Subject to Section 17.3, Tenant shall not, and Tenant shall ensure that Manager and Space Tenants shall not, use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord. No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy is available), and Tenant shall not, and shall ensure that Manager and Space Tenants shall not, sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Further, Tenant shall not, and Tenant shall ensure that Manager and Space Tenants shall not, take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.

(b)	Necessary Approvals. Tenant shall proceed with all due diligence and exercise commercially reasonable efforts to, or to cause Manager and each Space Tenant to, obtain and maintain all approvals necessary to, use and operate the Leased Property for its Permitted Use under Applicable Laws. Landlord shall cooperate with Tenant in this regard, including executing all applications and consents required to be signed by Landlord in order for Tenant to obtain and maintain such approvals.

(c)

Lawful Use, Etc. Tenant shall not, and Tenant shall ensure that Manager and each Space Tenant shall not, use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not, and Tenant shall ensure that Manager and each Space Tenant shall not, (i) commit or suffer to be committed any waste on the Leased Property, or cause or permit any unlawful nuisance thereon or therein, or (ii) permit the Leased Property, or any portion thereof, to be used in such a manner as (A) might reasonably impair

Landlord’s title thereto or to any portion thereof, or (B) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

5.2	Compliance with Legal/Insurance Requirements, Etc.

Subject to the provisions of Article 9, Tenant, at its sole expense, shall, or shall cause Manager and each Space Tenant to, (i) comply with all Legal Requirements, Insurance Requirements, Mortgage Loan Documents and the provisions of the Condominium Documents in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property, (ii) comply with all Permitted Encumbrances; and (iii) comply with all appropriate licenses, and other authorizations and agreements required for any use of the Leased Property and Tenant’s Personal Property, if any, then being made and which are material to the operation of the Leased Property, and for the proper operation and maintenance of the Leased Property and each part thereof.

5.3	Original Landlord Representations and Warranties.

To induce Tenant to enter into this Lease and to consummate the transactions described in this Lease, Original Landlord hereby makes the representations and warranties in this Section 5.3, upon which Original Landlord acknowledges and agrees that Tenant is entitled to rely:

(a)	Condemnation. Original Landlord has not received any written notice of any pending Condemnation proceeding, and to the Original Landlord’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Leased Property or any portion thereof.

(b)	No Purchase Rights. There are no purchase contracts, options or other agreements of any kind, whereby any Person other than Tenant will have acquired or will have any right to acquire fee simple title to or ownership of all or any portion of the Leased Property.

(c)

Existing Leases. Exhibit B sets forth a correct and complete list of Existing Leases and Original Landlord has made available to Tenant a copy of each of Existing Leases in Original Landlord’s possession, which are true and complete copies of Existing Leases. To Original Landlord’s Knowledge, (i) Original Landlord has neither given nor received any written notice of any breach or default under any of Existing Leases which has not been cured, (ii) except as set forth in Exhibit H, no tenants are entitled to any rebates, rent concessions or free rent except as may be expressly set forth in Existing Leases, (iii) no rents due under any of Existing Leases are presently assigned, charged, hypothecated or encumbered by Original Landlord, (iv) there are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy of tenants under Existing Leases, (v) no rent under any of Existing Leases has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of Existing Leases and except for prepayments set forth either in Existing Leases, (vi) no tenant has notified Landlord in writing of its intent to terminate its lease prior to expiration of the term of such lease, and (vii) no written notice of any default under Existing Leases has been given or received by Landlord;

(d)	Possession. Other than pursuant to Existing Leases or as set forth in the Permitted Encumbrances, Original Landlord has not granted to any party any license, lease or other right relating to the use or possession of the Real Property or any part thereof;

(e)	Compliance with Applicable Laws. To Original Landlord’s Knowledge, Landlord has not received any written notice of any violation of any provision of Applicable Law, including, without limitation, any Environmental Law, with respect to the ownership, operation, use, maintenance or condition of the Real Property, which violation has not been remedied;

(f)	Construction Contracts. There are no outstanding contracts made by Original Landlord for the construction or repair of any Improvements which have not been fully paid for or provision for the payment of which has not been made by Landlord and Original Landlord shall at Original Landlord’s sole cost and expense discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labour or materials furnished to the Real Property prior to the Commencement Date to the extent any such lien is not insured over by the title insurance company or bonded over pursuant to Applicable Law;

(g)	Environmental Condition of Property. To Original Landlord’s Knowledge, except as set forth in the Property Condition Evaluations and the Environmental Reports delivered to Tenant, the Real Property does not contain any Hazardous Materials (other than any Hazardous Materials situated at the Real Property in the ordinary course of business of Original Landlord or any Existing Tenant in compliance with Environmental Laws, including, without limitation, fluorescent light bulbs in use at the Real Property) and Landlord does not have any Original Landlord’s Knowledge of any Environmental Claims or Environmental Obligations, claims or liabilities in respect of the Real Property; and

(h)	Rent Roll. The Rent Roll attached hereto as Exhibit I accurately summarizes all the Existing Leases and their terms, other than the Intrawest Leases.

Notwithstanding anything contained in this Lease or elsewhere, the representations and warranties of Original Landlord in this Section 5.3 shall survive the Closing for a period commencing on the Commencement Date and expiring at 5:00 p.m. (Eastern Time) on the first anniversary of the Commencement Date (the period any representation or warranty survives the Closing is referred to herein as the “Survival Period”). Notwithstanding anything contained in this Lease or elsewhere, neither Original Tenant nor its successors or assigns shall be entitled to rely upon, bring any action or proceeding or claim or receive any damages from Original Landlord in connection with the representations and warranties in this Section 5.3, unless within the Survival Period, Tenant or its successor or assign gives written notice to Original Landlord of an alleged breach of any representation set out in this Section 5.3 describing in reasonable detail the facts and circumstances.

5.4	Environmental Matters

(a)	In the event of the discovery of Hazardous Materials on any portion of the Leased Property during the Term, which originated during the Term, and subject to the provisions of Section 5.3, Tenant shall promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all Environmental Laws. Tenant shall indemnify, defend and hold Landlord harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Leased Property, which originated during the Term; and this obligation of Tenant shall survive termination.

(b)	Each party shall undertake reasonable efforts to notify the other party concerning the presence of any Hazardous Materials on or under the Leased Property of which the notifying party has knowledge; provided, however, that unless required by Legal Requirements, the parties shall otherwise maintain such information confidential.

ARTICLE 6

REPAIRS, MAINTENANCE AND REPLACEMENTS

6.1	Repairs and Maintenance Costs.

Tenant shall, and shall cause Manager and each Space Tenant to, (i) maintain the Leased Property (including, but not limited to, the interior and exterior, structural, plumbing, HVAC and otherwise) in good repair and working condition and shall make or cause to be made such maintenance, repairs and minor alterations as it determines are necessary for such purposes, (ii) not commit waste or permit impairment or deterioration of the Leased Property (normal wear and tear excepted); (iii) not abandon the Leased Property; (iv) comply in all material respects with all laws, ordinances, regulations and requirements of any governmental body, and the terms of the Condominium Documents, applicable to the Leased Property; (v) provide prompt written notification to Landlord of any material adverse change to the Leased Property, such as material changes to any environmental condition, including, without limitation, the presence of bio-contaminants, such as mold; (vi) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines established by Landlord or guidelines or regulations adopted by applicable authoritative bodies or regulatory agencies in connection with a determination of any material adverse change, and, in any event with respect to mold contamination, Tenant shall undertake, or cause to be undertaken, (a) removal of the mold, (b) abatement of the underlying cause of mold (including water intrusion), and (c) repair of any leaks and associated water damage at the Leased Property; and (viii) return the Leased Property and all buildings and improvements thereon at the expiration of the Term in as reasonably a good condition as when received, ordinary wear and tear excepted and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes. To the extent that any of the repair and maintenance obligations set forth herein are actually the responsibility of the Condominium Association, then Landlord or Tenant (as the case may be) shall be excused from such obligation.

6.2	Capital Improvements Account.

(a)	The Annual Plan shall include, without limitation, a Capital Improvement expenditure budget for the upcoming Fiscal Year with a forecast for the subsequent two (2) Fiscal Years.

(b)	Tenant shall, or Tenant shall cause Manager to, establish a reserve account (the “Capital Improvements Account”) for the benefit of and as agent of Landlord, in a bank or similar institution approved by Landlord and reasonably acceptable to Tenant and Manager, to cover the cost of Capital Improvements.

(c)	To the extent Landlord determines that it is advisable to do so from time to time, Landlord may in its sole discretion provide funds for the Capital Improvements Account from time to time.

(d)	Tenant shall hold and disburse the monies in and from Capital Improvements Account from time to time as agent for Landlord and not on Tenant’s own account. If Landlord provides to the Capital Improvements Account, the Lease Basis Adjustment pursuant to Exhibit “C” hereto will be adjusted accordingly. Unless borne by the relevant Space Tenant, the cost of all Capital Improvements shall be paid solely from Capital Improvements Account.

6.3	[INTENTIONALLY DELETED]

6.4	Ownership of Replacements.

All repairs, alterations, improvements, renewals or replacements made pursuant to this Article 6, and all Capital Improvements, shall be the property of Landlord upon the earlier of affixation or completion.

6.5	Tenant’s Personal Property.

At the expiration or sooner termination of the Term, Landlord may, in its sole and absolute discretion, elect either (a) to give Tenant Notice that Tenant shall be required, within ten (10) Business Days after such expiration or termination, to remove all of Tenant’s Personal Property from the Leased Property or (b) to buy Tenant’s Personal Property by paying Tenant the book value of such property. Failure of Landlord to make such election shall be deemed an election to proceed in accordance with clause (b) preceding.

6.6	Yield Up.

(a)	Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, reasonable wear and tear and Condemnation (and casualty damage, in the event that this Lease is terminated following a casualty in accordance with Article 11) excepted.

(b)	In addition, as of the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense: (i) use its good faith, commercially reasonable efforts to transfer to and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for Licenses and Permits and other governmental authorizations and all Contracts entered into by Tenant, including Contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Leased Property as then operated, but excluding (a) utility deposits and (b) telephone numbers. Landlord shall indemnify and hold Tenant harmless for all claims, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Landlord under such Contracts subsequent to the date of transfer thereof to Landlord; and Tenant shall indemnify and hold Landlord harmless for all claims, costs and expenses (including reasonable attorney’s fees) arising from acts or omission by Tenant under such Contracts and/or the Licenses and Permits prior to the date of transfer thereof to Landlord.; and (ii) Tenant shall re-assign to Landlord or Landlord’s nominee all of its right, title and interest under all then existing Space Leases. In addition, the non-exclusive licence in connection with the Trademarks shall automatically terminate.

6.7	Management Matters.

Except as otherwise provided below, Tenant shall not materially amend or materially modify the Management Agreement without Landlord’s prior written consent, which consent may be given or withheld by Landlord in its sole and absolute discretion. The Management Agreement shall expressly provide that, Manager shall at all times be an “eligible independent contractor” as defined in Section 856(d) of the Code. The terms of the Management Agreement (a) shall not, in Landlord’s and its counsel’s reasonable opinion, cause the Rent to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code; (b) shall expressly provide that if Landlord and its counsel reasonably conclude that the terms of the Management Agreement will have such an effect, then the terms of the Management Agreement will be modified so that the Management Agreement, in the reasonable opinion of Landlord and its counsel, does not cause the Rent to be so characterized under the Code; provided, however, no such modifications shall affect the amount of Management Fees or the practical realization of the rights and benefits of the Manager thereunder; and (c) shall not in the Landlord’s reasonable opinion be inconsistent with the terms and conditions of any Mortgage Loan Documents.

ARTICLE 7

IMPROVEMENTS, ETC.

7.1	No Liens.

Tenant shall not finance the cost of any construction by the granting of a Lien on or security interest in the Leased Property, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s sole discretion.

7.2	Salvage.

Other than Tenant’s Personal Property, all materials which are scrapped or removed in connection with the making of repairs, alterations, improvements, renewals, replacements and additions pursuant to Article 6 shall be disposed of by Tenant and the net proceeds thereof, if any, shall be delivered to Landlord.

7.3	Equipment Leases.

Tenant shall enter into such leases of equipment and personal property as Tenant may reasonably require from time to time, provided that the form and substance thereof shall be reasonably satisfactory to Landlord and its Mortgagee. Tenant shall, throughout the Term, be responsible for performing all of its obligations under all such documents and agreements.

ARTICLE 8

LIENS

Subject to Article 9, Tenant shall not, and Tenant shall ensure that Manager and each Space Tenant does not, directly or indirectly, create or allow to remain, and each shall promptly discharge, at its expense, any Lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, Liens and other encumbrances which are consented to in writing by Landlord, (c) Liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by Article 17, (e) Liens for Impositions or for sums resulting from non-compliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 9, (f) Liens of mechanics, labourers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant or Manager) or are for sums that are being contested in accordance with Article 9, (g) any Mortgage Loan Documents or other Liens which are the responsibility of Landlord pursuant to the provisions of Article 12, and (h) Landlord’s Liens.

ARTICLE 9

PERMITTED CONTESTS

9.1	Right to Contest

Tenant, or Manager at Tenant’s direction, shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental

Obligation, Lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any Mortgage Loan Documents, deed of trust or other agreement encumbering the Leased Property or any part thereof and Tenant or Manager shall not contest any requirement set forth in the Mortgage Loan Documents, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant hereby indemnifies and holds harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefore (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant or Manager, as applicable, shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail (e) to pay or cause to be paid any Claims when finally determined, (f) to provide reasonable security therefore, or (g) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefore, upon demand, as Additional Charges.

9.2	Residence of Landlord

Notwithstanding anything else to the contrary contained herein, if and for so long as Landlord is a non-resident of Canada as defined in the Income Tax Act (Canada):

(a)	Tenant will not be in default under this Lease by virtue of withholding, causing to be withheld, or permitting to be withheld, of the then applicable withholding tax percentage (presently 25%) of the Rent, which includes Minimum Rent, Percentage Rent and the Additional Charge) so long as Tenant submits said amount to the relevant taxing authority in accordance with all Applicable Laws;

(b)	Landlord and Tenant shall make the applicable joint 216(4) election pursuant to the Income Tax Act (Canada) in respect of each Lease Year by filing the prescribed tax return for such income within the time limits prescribed in the Income Tax Act (Canada) and thereafter provide notification to the other that such filings having been completed; and

(c)	until further written notice from Landlord, Tenant is hereby directed by Landlord to pay on behalf of Landlord out of Rent payable by Tenant hereunder directly to such Mortgagee and such other third party lenders which are permitted pursuant to the Mortgage Loan Documents (such permitted third party lender being a “Permitted Secondary Lender”) as directed by Landlord in writing from time to time.

ARTICLE 10

INSURANCE

10.1	Tenant Insurance.

Commencing with the Commencement Date, and throughout the Term, Tenant shall, or Tenant shall cause Manager and where applicable, each subtenant, to, procure and maintain the following, all except to the extent required by the terms of the Condominium Documents to be maintained by the Condominium Association:

(a)	insurance against damage to the Leased Property from risks of all nature including, without limitation, flood and earthquake (but only if the Leased Property is within a flood or earthquake zone for which such insurance is customarily obtained) and comprehensive boiler and machinery insurance with respect to any boiler, pressure vessel and unfired pressure vessel and all air conditioning equipment, auxiliary piping, motors, compressors and electrical equipment (all on a broad form, blanket replacement-cost basis), in aggregate amounts which shall not be less than the full Replacement Value thereof and in no event less than the minimum amount necessary to avoid the effect of co-insurance provisions of such policies;

(b)	use and occupancy or business interruption insurance covering loss of income to Tenant, Landlord and Manager, as applicable, for a minimum indemnity period of 12 months resulting from interruption of business caused by the occurrence of any of the risks insured against under the property damage insurance referred to in Clause 9.1(a) above;

(c)	comprehensive public liability insurance on an occurrence basis against claims for personal injury, death or property damage suffered by others arising out of the operations of Tenant, Manager, or other occupants of the Leased Property, indemnifying and protecting Tenant and Manager in such amounts and to such extent as may from time to time be usual and prudent for companies operating or owning similar properties in equivalent locations (which amounts shall not initially be less than twenty-five million dollars ($25,000,000) for any personal injury, death, property damage or other claim in respect of any one accident or occurrence) and, without limitation of the foregoing, with provisions for cross liability and severability of interests and naming Manager as an additional insured, which insurance shall be primary to any and all insurance placed by Manager or its Affiliates;

(d)	worker compensation insurance or insurance required by similar employee benefit acts as required by law, as well as employee’s liability insurance having a minimum per occurrence limit of one million dollars ($1,000,000) against all claims which may be brought for personal injury or death of any staff;

(e)	crime insurance, including bonds covering Staff for a minimum of one million dollars ($1,000,000) per loss;

(f)	such other property insurance as is customarily maintained by Manager at similar projects; and

(g)	such additional insurance as may be reasonably required from time to time, by (i) Existing CC&Rs in effect on the date hereof and any Future CC&Rs, (ii) a Mortgagee under any Mortgage Loan Documents, and (iii) the terms of the Condominium Documents.

10.2	General Insurance Provisions.

(a)	All insurance described in Section 10.1 may be obtained through blanket insurance programs, provided that such blanket programs substantially fulfill the requirements specified herein. The blanket insurance programs may include deductibles or risk retention levels; however, the deductibles or risk retention levels allocated to the Leased Property shall be limited to the Insurance Retention as defined in Section 10.3. The charge-back/deductible for general liability insurance and workers’ compensation insurance allocated to the Leased Property shall not exceed One Hundred Thousand Dollars ($100,000) unless such greater amount is agreeable to both Landlord and Tenant. The property insurance deductible allocated to the Leased Property shall not exceed Two Hundred and Fifty Thousand Dollars ($250,000) unless such greater amount is agreeable to both Landlord and Tenant, or if a higher deductible for high hazard risks (i.e., wind or flood) is mandated by the insurance carrier.

(b)	All insurance required under Section 10.1 may be carried in the name of Manager (except those applicable to subtenants). The insurance required under Section 10.1 shall include Landlord, Tenant, and any Mortgagee specified by Landlord, in writing, as an additional insured, mortgagee or loss payee as their interest may appear, as applicable. Any property losses covered by insurance obtained pursuant to Section 10.1 shall be payable to the respective parties as their interests may appear.

(c)	Tenant or Manager on behalf and at the direction of Tenant, upon request, shall deliver to Landlord prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy) certificates of insurance evidencing the insurance coverages required under Section 10.1 and any renewals thereof. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be cancelled or materially reduced without at least thirty (30) days’ prior written notice to the certificate holder. Upon Landlord’s request, copies of said policies shall be made available for Landlord’s review at Tenant’s corporate headquarters during normal business hours. All such insurance shall be evaluated by Landlord, Tenant, Mortgagee or Manager from time to time to ensure that the limits and coverages are adequate.

(d)

Notwithstanding the foregoing or anything else contained herein or elsewhere, in addition to the foregoing requirements, Tenant shall also ensure that all requisite insurance is obtained and maintained throughout the Term in accordance with all requirements set forth in the applicable Condominium Documentation and the Mortgage Loan Documents (including, without limitation, all requirements with respect to the insurance company providing the policies and all other provisions relating to insurance set forth in the Condominium Documentation and the Mortgage Loan Documents).

10.3	Costs and Expenses.

(a)	All charges under the blanket programs shall be allocated to the Leased Property and other similar participating projects on a reasonable basis.

(b)	“Insurance Retention” shall mean the insurance policy deductible; however, for any insurance obtained through the blanket insurance programs, “Insurance Retention” shall mean the Leased Property per occurrence limit for any loss or reserve as established for the Leased Property, which limit shall be the same as is applied to other similar projects participating in the blanket insurance programs, or such higher amount if mandated by the insurer for high hazard risks such as earthquake, flood and wind.

10.4	Waiver of Subrogation.

Landlord and Tenant agree that with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

10.5	Indemnification of Landlord.

Except as expressly provided herein, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring during the Term on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control, and (b) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property or Tenant’s Personal Property during the Term or any litigation, proceeding or claim by governmental entities to which Landlord is made a party or participant relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord is made a party; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or wilful misconduct of Landlord, its employees, agents, contractors or invitees. Tenant, at its expense, shall defend any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity (and shall not be responsible for any duplicative attorneys’ fees incurred by Landlord) or may compromise or otherwise dispose of the same. The obligations of Tenant under this Section 10.5 shall survive the termination of this Lease for a period of three (3) years.

10.6	Insurance Policies.

All insurance policies shall be in appropriate amounts and forms and with reputable insurance companies carrying an A. M. Best minimum rating of A:VII and approved to carry on business in the Province in which the applicable Resort is located. All insurance provided for in this Article 9 shall be written in the name of the Parties and their respective Affiliates and any permitted Mortgagee, as their interests may appear, and shall contain (a) to the extent available, a provision requiring the insurance company to notify each Party of any cancellation or material change at least thirty (30) days prior thereto; and (b) a standard provision for the benefit of such Mortgagee.

ARTICLE 11

DAMAGE, REPAIR AND CONDEMNATION

11.1	Damage and Repair.

In the event of Complete Destruction or Partial Destruction to any portion of the Leased Property that is situated in a building or building complex that is condominiumized, unless required to do so by its Mortgagee, Landlord will not exercise any vote under or in respect of the Condominium Documents to not rebuild or repair such damage or destruction so long as there are adequate insurance proceeds to effect such repair or rebuild. In connection with the repair or reconstruction of any such building or building complex, Landlord will perform, observe and comply with all of its obligations under the applicable Condominium Documents. In the event such Leased Property are not rebuilt or repaired, then in such case the definition of Leased Property hereunder will be deemed to have been adjusted accordingly to take into account the removal of such Leased Property that have been subject to Complete Destruction or Partial Destruction.

11.2	Partial Destruction — Stand Alone Building.

In the event of Partial Destruction to a portion of the Leased Property situated in a separate building or separate building complex that is not condominiumized, Landlord shall, subject to the Mortgage Loan Documents, at Landlord’s own cost and expense and with due diligence, repair, rebuild or replace separate building or separate building complex that is not condominiumized, such that following such repair, rebuilding or replacement such separate building or separate building complex that is not condominiumized shall be substantially the same as prior to such damage or destruction, provided that there are adequate insurance proceeds to effect such repair or rebuild. Tenant shall upon completion of such repair, rebuilding or replacement be entitled to continue its operation of such separate building or separate building complex that is not condominiumized under the terms and conditions of this Agreement. If Landlord fails to commence the repair, rebuilding or replacement within one hundred eighty (180) days (or such longer period provided that Landlord is diligently working toward commencement of such repair, replacement or rebuilding) after the date of such occurrence or thereafter fails to complete the work diligently, Tenant may, at its option, give to Landlord notice electing to terminate this Lease in respect of the separate building or separate building complex and, ten (10) days after the giving of such notice, this Lease shall be deemed to have been terminated in respect of that separate building or separate building complex only, in which case the definition of Leased Property hereunder will be deemed to have been accordingly to take into account the removal of such portion of the Leased Property.

11.3	Complete Destruction — Stand Alone Building.

In the event of a Complete Destruction to a portion of the Leased Property located in a separate building or separate building complex that is not condominiumized, either Party may, subject to the Mortgage Loan Documents, within fifteen (15) days after the date of such event, give to the other Party notice electing to terminate this Lease in respect of the separate building or separate building complex and ten (10) days after the giving of such notice, this Lease shall be deemed to have terminated in respect of that separate building or separate building complex only, in which case the definition of Leased Property hereunder will be deemed to have been adjusted accordingly to take into account the removal of such separate building or separate building complex. In such an event, all insurance proceeds shall be the sole and absolute property of Landlord.

11.4	Reinstatement.

If this Agreement is terminated with respect to any portion or portions of the Leased Property, pursuant to Section 11.1, 11.2, or 11.3 and thereafter such portion or portions that were damaged or destroyed are repaired or rebuilt within five (5) years after the occurrence of the damage or destruction, this Lease (if still in force) will be reinstated with respect to such Leased Property effective on the first day of the Fiscal Year immediately following the Fiscal Year in which the work is substantially completed and the definition of Leased Property hereunder will be deemed to have been adjusted accordingly.

11.5	Expropriation.

(a)	In the event all or substantially all of the Leased Property shall be taken in any Condemnation or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Leased Property shall be so taken, but the result is that it is unreasonable to continue to operate the Leased Property in accordance with the standards required by this Lease, this Lease shall terminate unless each of Landlord and Tenant agree to the contrary in writing. Landlord and Tenant shall each have the right to initiate such proceedings as they deem advisable to recover any compensation to which they may be entitled.

(b)

In the event a portion of the Leased Property shall be taken by the events described in Section 11.5(a), or the entire Leased Property is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Leased Property, this Lease shall not terminate, but Rent due hereunder shall be equitably abated taking into consideration, among other relevant factors, the number of useable rooms, the amount of square footage, or revenues affected or taken by such events. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Leased Property equivalent to its condition prior to such event shall be used for such purpose; and Tenant shall have the right to discontinue operating the Leased Property or portion of the Leased Property to the extent it deems necessary for the safe and orderly operation thereof.

11.6	Disbursement of Award.

Subject to the terms hereof, Landlord, Tenant and any Mortgagee shall transfer any part of the Award received by them, respectively, together with severance and other damages awarded for the taken Improvements and any deficiency Landlord or Tenant has agreed to pay, to an escrow agent (“Escrow Agent”) reasonably satisfactory to all parties pursuant to an escrow agreement that is reasonably satisfactory to all parties, for the purpose of funding the cost of the repair or restoration. Tenant agrees that a Mortgagee is an acceptable Escrow Agent. Such amounts shall be advanced by Escrow Agent so as to permit payment for the cost of any restoration and repair, pursuant to the same terms and conditions as are set forth in Section 11.5. The obligations under this Section 11.6 to disburse the Award and such other amounts shall be subject to (a) the collection thereof and (b) the release of such Award by the applicable Mortgagee. Tenant’s obligation to restore the Leased Property shall be subject to the availability of the Award to fund the cost of such repair or restoration upon its compliance with this Section 11.6.

11.7	Condominium Documents and Mortgage Loan Documents.

Notwithstanding the foregoing or anything else contained herein or elsewhere, Tenant acknowledges and agrees that:

(a)	disposition of all matters relating to Partial Destruction, Total Destruction or Condemnation shall be governed by the Condominium Documents and the Mortgage Loan Documents, to the extent applicable; and

(b)	Landlord (or its Mortgagee) shall retain all voting and other rights and privileges in connection with the Condominium Association and/or in connection with the Condominium Documents and said rights and privileges shall be exercised by Landlord (or a Mortgagee) in the event of Partial Destruction or Total Destruction or Condemnation.

ARTICLE 12

MORTGAGES, ETC.

12.1	Mortgages.

(a)	Landlord shall be permitted to Mortgage or encumber its interest in this Lease and/or the Leased Property, or any part thereof, in favour of any Mortgagee from time to time.

(b)	In the event Manager receives any reasonable request for information on the Leased Property from any Mortgagee or Permitted Secondary Lender, Tenant agrees that Manager is hereby authorized to provide or distribute such information directly to such Mortgagee or Permitted Secondary Lender.

12.2	Subordination and Attornment.

Tenant shall provide to any Mortgagee an instrument (the “Subordination Agreement”) in form and content acceptable to Mortgagee pursuant to which:

(a)	this Lease and any extensions, renewals, replacements or modifications thereto, and all right and interest of Tenant in and to the Leased Property, shall be subject and subordinate to such Mortgage Loan Documents;

(b)	Tenant shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Lease for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were Landlord;

(c)

If the Mortgagee or a Subsequent Owner takes any proceedings in respect of the Leased Premises (including taking possession, foreclosure or power of sale) as a result of the occurrence of a default under the Mortgage Loan Documents, Tenant shall attorn and be bound to such Mortgagee or a Subsequent Owner under all of the terms of this Lease for the balance of the Term thereof remaining, including any renewals and/or extensions, with the same force and effect as if Mortgagee or a Subsequent Owner were the landlord under this Lease, and Tenant hereby attorns to Mortgagee or a Subsequent Owner as landlord under this Lease, such attornment to take effect automatically, without the execution of any further instrument on the part of any of the parties hereto, immediately upon the Mortgagee or a Subsequent Owner taking possession or control of the Leased Property or foreclosing under the Mortgage Loan Documents or otherwise becoming the owner of the Leased Premises. If Mortgagee exercises a power of sale as a result of the occurrence of a default under the Mortgage Loan Documents, Tenant shall attorn and be bound to the Subsequent Owner pursuant to such power of sale under all of the terms of this Lease for the balance of the Term hereof remaining, including any renewals and extensions, with the same force and effect as if the Subsequent Owner were the landlord under this Lease, such attornment to take effect automatically, without the execution of any further instrument on the part of the purchaser or Tenant, immediately upon the Subsequent Owner taking possession of the Leased Premises. Tenant also agrees, however, to execute and deliver at any time and from time to time, upon the request of Mortgagee or any such Subsequent Owner: (a) any instrument or certificate which, in the reasonable judgment of Mortgagee or such Subsequent Owner may be necessary or appropriate to evidence such attornment, and (b) an up to date estoppel certificate in form and substance consistent with this Agreement. Further, but subject to section 11.2(d) below, from and after any such attornment, Mortgagee or such a Subsequent Owner shall be bound to Tenant under all of the terms, covenants and conditions of this Lease; provided, however, that Mortgagee or such Subsequent Owner shall not be:

(i)	liable for any action or omission of, or any payment required to be made by, any prior landlord (including Landlord);

(ii)	bound by any rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord);

(iii)	liable for the return or application of any security deposits unless Landlord actually delivers such deposits to Mortgagee;

(iv)	liable for any Capital Improvements which are Landlord’s responsibility;

(v)	bound by any termination, surrender or amendment or modification of this Lease made without Mortgagee’s written consent; or

(vi)	subject to any offsets or deficiencies, which Tenant might be entitled to assert against any prior landlord (including Landlord).

(d)	Notwithstanding the foregoing or anything else contained herein or elsewhere, Tenant acknowledges and agrees that in the event that an “Event of Default” occurs under the Mortgage Loan Documents, an Event of Default occurs hereunder, there is a foreclosure of the Mortgage (or a deed, vesting order or other conveyance in lieu of foreclosure), or other exercise by such Mortgagee (or its successor or assign) of its rights or remedies in connection with which title or possession of the Leased Property is transferred to the Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), this Lease may or may not be terminated in the Mortgagee’s or the Subsequent Owner’s sole and absolute discretion. If the Mortgagee or the Subsequent Owner elects to terminate this Lease, Tenant shall first assign all of its right, title and interest in each of the Space Leases to the Mortgagee or Subsequent Owner at no cost to the Mortgagee or Subsequent Owner and comply with the balance of this Lease.

12.3	No Covenants, Conditions or Restrictions.

(a)	Landlord covenants that after the Commencement Date and during the Term, there will not be (unless Tenant and Manager have given their prior consent thereto, not to be unreasonably withheld or delayed) any new covenants, conditions, restrictions or Condominium Documents, including reciprocal easement agreements or cost-sharing arrangements (individually or collectively referred to as “CC&Rs”) affecting the Leased Property, other than those in effect on the Commencement Date (the “Existing CC&Rs”).

(b)	Tenant shall cause Manager to manage and operate the Leased Property in compliance with all obligations imposed on Landlord or the Leased Property pursuant to the Existing CC&Rs, any new CC&Rs to the extent (i) such obligations are known to Manager, (ii) such CC&Rs relate to the management and operation of the Leased Property, and (iii) the CC&Rs are not inconsistent with the Management Agreement.

12.4	Liens; Credit.

Tenant shall use commercially reasonable efforts to prevent any Liens from being filed against the Leased Property, which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Leased Property, and shall cooperate fully in obtaining the release of any such Liens.

12.5	Amendments Requested by Mortgagee.

If requested by any Mortgagee or prospective Mortgagee, Tenant agrees to execute and deliver any amendment of this Lease that is reasonably required by such Mortgagee or prospective Mortgagee, provided that Tenant shall be under no obligation to amend this Lease if the result of such amendment would be to materially and adversely increase Tenant’s obligations or to materially and adversely affect Tenant’s rights under this Lease or to amend Article 6. Any such amendment shall be in effect only for the period of time in which such Mortgage Loan Documents are outstanding.

12.6	Blocked Account Arrangements.

To the extent required by a Mortgagee from time to time, each of Landlord, Tenant, the Manager and the Mortgagee shall enter into a written lock box or blocked account agreement or agreements, in the form and content requested by the Mortgagee, in connection with the payment and disbursement of all Space Tenant rents as well as Rent hereunder from time to time and such other matters may be agreed between Landlord and Tenant each acting reasonably.

12.7	Direction re: Payment of Mortgage Loan and other Financial Indebtedness

If so directed by Landlord in writing, Tenant will pay Rent payable to Landlord hereunder directly to any Mortgagee or other lender or creditor in respect of any Financial Indebtedness of Landlord.

ARTICLE 13

DEFAULTS AND REMEDIES

13.1	Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)	should Tenant fail to make any payment of First Tier Minimum Rent within five (5) Business Days after Notice thereof, or fail to make payment of any other Rent or any other sum, payable hereunder when due and such failure shall continue for a period of ten (10) days after Notice thereof; or

(b)	should Tenant fail to maintain the insurance coverages required under Article 10 and such failure shall continue for five (5) Business Days after Notice thereof; or

(c)	subject to Article 9 relating to permitted contests, should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed one hundred eighty (180) days) as may be necessary to cure such default with all due diligence; or

(d)	should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors; or

(e)	should any petition be filed by or against Tenant under the Bankruptcy and Insolvency Act or the Companies’ Creditors Arrangement Act, Canada, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph; or

(f)	should Tenant cause or institute any proceeding for its dissolution or termination; or

(g)	unless Tenant shall be contesting such Lien or attachment in good faith in accordance with Article 9, should the estate or interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Landlord within the later of (i) one hundred and twenty (120) days after such attachment or levy, unless the amount in dispute is less than $500,000 (as adjusted each year by increases or decreases in the Index), in which case Tenant shall give notice to Landlord of the dispute but Tenant may defend in any suitable way, and (ii) thirty (30) days after receipt by Tenant of Notice thereof from Landlord; it being understood and agreed that Tenant may commence a contest of such matter pursuant to Article 9 above following such Notice from Landlord, then, and in any such event, the next three (3) months Rent shall immediately become due and payable to Landlord and Landlord, in addition to all other remedies available to it, may terminate this Lease by giving Notice thereof to Tenant and upon the expiration of the time fixed in such Notice but in any event not less than thirty (30) days, this Lease shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Lease, including without limitation the right of re-entry upon the Leased Property upon and at any time after the occurrence of an Event of Default.

13.2	Remedies.

None of (a) the termination of this Lease pursuant to Section 13.1, (b) the repossession of the Leased Property or any portion thereof, (c) the failure of Landlord to re-let the Leased Property or any portion thereof, nor (d) the re-letting of all or any portion of the Leased Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or re-letting. In the event of any such termination, repossession or re-letting, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property through and including the date of such termination, repossession or re-letting. Thereafter, Tenant, until the end of what would have been the Term of this Lease (assuming no extension beyond the then-current Term) in the absence of such termination, repossession or re-letting, and whether or not the Leased Property or any portion thereof shall have been re-let, shall, at Landlord’s option, be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination, repossession or re-letting not occurred, less the net proceeds, if any, of any re-letting of the Leased Property or any other operation of the Leased Property by Landlord (if Landlord repossesses the Leased Property), after deducting all reasonable expenses in connection with such re-letting, or operation, as applicable, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such re-letting (such expenses being hereinafter referred to as the “Re-letting Expenses”). Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Lease had not been so terminated with respect to such of the Leased Property.

In case of any Event of Default, re-entry, expiration or dispossession by summary proceedings or otherwise, Landlord may (a) re-let the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same, and (b) may make such reasonable alterations, repairs and decorations in the Leased Property or any portion thereof as Landlord, in its sole and absolute discretion, considers advisable and necessary for the purpose of re-letting the Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Subject to the last sentence of this paragraph, Landlord shall in no event be liable in any way whatsoever for any failure to re-let all or any portion of the Leased Property, or, in the event that the Leased Property is re-let, for failure to collect the rent under such re-letting. To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Leased Property, by reason of the occurrence and continuation of an Event of Default hereunder. Landlord covenants and agrees, in the event of any such termination, repossession or re-letting as a result of an Event of Default, to use reasonable efforts to mitigate its damages.

13.3	Omitted.

13.4	Application of Funds.

Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Lease in such order as Landlord may determine or as may be prescribed by the laws of the Province.

13.5	Landlord’s Right to Cure Tenant’s Default.

If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant with a courtesy copy to Manager, (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefore. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Interest Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.

13.6	Good Faith Dispute.

If Tenant shall in good faith dispute the occurrence of any Default and Tenant, before the expiration of the applicable cure period, shall give Notice thereof to Landlord, setting forth, in reasonable detail, the basis therefore and, provided Tenant shall escrow disputed amounts, if any, pursuant to an escrow arrangement reasonably acceptable to Landlord and Tenant, no Event of Default shall be deemed to have occurred; provided, however, that in the event of any eventual adverse determination, Tenant shall pay to Landlord interest on any disputed funds at the Interest Rate, from the date demand for such funds was made by Landlord until the date of final adverse determination and, thereafter, at the Interest Rate until paid.

ARTICLE 14

HOLDING OVER

Any holding over by Tenant after the expiration or sooner termination of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to one times the Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease and Tenant hereby waives any right of claiming the existence of a lease by sufferance under any applicable law.

ARTICLE 15

LANDLORD’S NOTICE OBLIGATIONS; LANDLORD DEFAULT

15.1	Landlord Notice Obligation.

Landlord shall give prompt Notice to Tenant and the Manager of any materially adverse matters affecting the Leased Property of which Landlord receives written notice or actual, conscious, present knowledge and, to the extent Tenant or Manager otherwise has no notice or actual knowledge thereof, Landlord shall be liable for any liabilities, costs, damages or claims (including reasonable attorneys’ fees) arising from the failure to deliver such Notice to Tenant.

15.2	Landlord’s Default.

It shall be a breach of this Lease if Landlord fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of thirty (30) days after Notice thereof from Tenant, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed a breach if Landlord proceeds within such thirty (30) day period, with due diligence, to commence to cure the failure and thereafter diligently completes the curing thereof. The time within which Landlord shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay. If Landlord does not cure any such failure within the applicable time period as aforesaid, Tenant may declare the existence of a “Landlord Default” by a second Notice to Landlord. Thereafter, Tenant may forthwith cure the same. Tenant shall have no right to terminate this Lease for any Landlord Default and nor shall Tenant ever have any right in connection with any such Landlord Default ever to offset, deduct, abate or counterclaim against any Rent or other charges due hereunder.

If Landlord shall in good faith dispute the occurrence of a Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant, setting forth, in reasonable detail, the basis therefore, no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse determination thereof, whether through arbitration or otherwise; provided, however, that in the event of any such adverse determination, Landlord shall pay to Tenant interest on any disputed funds at the Interest Rate, from the date demand of such funds was made by Tenant until the date of final adverse determination and, thereafter, at the Interest Rate until paid. If Tenant and

Landlord shall fail, in good faith, to resolve any such dispute within ten (10) days after Landlord’s Notice of dispute, either may submit the matter for determination by arbitration, but only if such matter is required to be submitted to arbitration pursuant to any provision of this Lease, or otherwise by a court of competent jurisdiction.

15.3	Tenant’s Right to Cure.

Subject to the provisions of Section 15.2, if Landlord breaches any covenant to be performed by it under this Lease, Tenant after Notice to and demand upon Landlord as provided in Section 15.2, without waiving or releasing any obligation hereunder, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Landlord. All sums so paid by Tenant and all costs and expenses (including, without limitation, reasonable attorneys’ fees) so incurred, together with interest thereon at the Interest Rate from the date on which such sums or expenses are paid or incurred by Tenant, shall be paid by Landlord to Tenant on demand. The rights of Tenant hereunder to cure and to secure payment from Landlord in accordance with this Section 15.3 shall survive the termination of this Lease with respect to the Leased Property.

ARTICLE 16

TRANSFERS BY LANDLORD OR MORTGAGEE

16.1	Transfer of Leased Property.

Landlord or Mortgagee (including, in all cases a Subsequent Owner) shall have the unrestricted right to convey, transfer, assign or encumber the Leased Property or its interest in this Lease in whole or in part to a Mortgagee or to any other grantee or transferee. If Landlord or Mortgagee conveys the Leased Property in accordance with the terms hereof to a grantee or transferee that expressly assumes in writing all obligations of Landlord hereunder or Mortgagee under its Mortgage Loan Documents arising or accruing from and after the date of such conveyance or transfer, Landlord or Mortgagee shall thereupon be released from all future liabilities and obligations of Landlord or Mortgagee under this Lease or its Mortgage Loan Documents arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner or mortgagee.

16.2	Transfer by Original Landlord

Upon the completion of the conveyance of the Real Property from Original Landlord to Successor Landlord on the Commencement Date, Original Landlord will be released from all of its duties and obligations under this Lease arising after the time of such conveyance except to the extent specifically set out in this Lease.

ARTICLE 17

SUBLETTING AND ASSIGNMENT

17.1	Restriction on Mortgaging, Subletting and Assignment.

(a)	Except as provided in this Article 17, Tenant shall not, without Landlord’s prior written consent, (which may be given or withheld by Landlord in its sole discretion) assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any part hereof or any right, title or interest herein or sublease (which term shall be deemed to include the granting of concessions, licenses and the like) all or any part of the Leased Property or suffer or permit this Lease or the leasehold estate created hereby or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property by anyone other than Tenant or Existing Tenants. For purposes of this Section 17.1, an assignment of this Lease shall be deemed to include the following: any direct or indirect transfer of any interest in Tenant or any transaction pursuant to which Tenant is merged or consolidated with another Entity or pursuant to which all or substantially all of Tenant’s assets are transferred to any other Entity, as if such change in control or transaction were an assignment of this Lease but shall not include any involuntary Liens or attachments contested by Tenant in good faith in accordance with Article 9.

(b)	If this Lease is assigned or if the Leased Property or any part thereof is sublet (or occupied by anybody other than Tenant hereunder) Landlord or its Mortgagee may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 17.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease. In addition, Tenant hereby grants to Landlord a security interest in all rents from any assignee, subtenant or occupant from time to time, to secure the payment of Rent and all other amounts to secure the payment of all amounts and performance of all obligations to be respectively paid and performed by Tenant to or for the benefit of Landlord including, without limitation, the payment of all Rent and the fulfilment of the other obligations of Tenant under this Lease and any amendments hereto from time to time.

(c)	No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 17.1. No assignment, subletting or occupancy shall affect any Permitted Use. Any subletting, assignment or other transfer of Tenant’s interest under this Lease in contravention of this Section 17.1 shall be voidable at Landlord’s option.

(d)	Without expanding upon Tenant’s right or reducing its obligations contained elsewhere in this Lease, Tenant shall be solely responsible for all Future Sublease inducements, improvement expenditures and/or allowances provided, Landlord may, in Landlord’s sole and absolute discretion may decide to fund all or some of the Future Sublease inducements, improvement expenditures and/or allowances from time to time upon such terms and conditions as the Landlord deems reasonable.

17.2	Required Sublease Provisions.

Any sublease of any portion of the Leased Property entered into with Tenant on or after the date hereof (said subleases being collectively, the “Future Subleases” or individually a “Future Sublease”) shall provide (a) that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate; (b) that in the event of termination of this Lease or re-entry or dispossession of Tenant by Landlord under this Lease, Landlord shall take over all of the right, title and interest of Tenant, as sublessor under such sublease, and, except as provided below, such subtenant shall, at Landlord’s option, attorn to Landlord and/or any Mortgagee (including, in each case, a Subsequent Owner) pursuant to the then executory provisions of such sublease and become a direct tenant of Landlord and/or any Mortgagee, except that neither Landlord nor any Mortgagee, as holder of a Mortgage Loan Document or as landlord under this Lease, if such Mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous prepayment of more than one (1) month’s rents, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Leased Property or any portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment, (vii) be responsible for any monies owing by Tenant to the credit of such subtenant, or (viii) be required to remove any Person occupying any portion of the Leased Property; and (c), in the event that such subtenant receives a written Notice from Landlord or any Mortgagee stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct. All rentals received from such subtenant by Landlord or the Mortgagee, as the case may be, shall be credited against the amounts owing by Tenant under this Lease and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such sublease duly executed by Tenant and such subtenant shall be delivered promptly to Landlord and Tenant shall remain liable for the payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder. To the extent not prohibited under the Mortgage Loan Documents, upon the reasonable request of Tenant, Landlord shall enter into a non-disturbance agreement, in form and content acceptable to Landlord and Tenant, each acting reasonably, with any Space Tenant under a Future Sublease entered into in accordance with this Lease. The provisions of this Section 17.2 shall not be deemed a waiver of the provisions set forth in Section 17.1(a).

17.3	Permitted Sublease and Assignment.

Notwithstanding the foregoing, but subject to the provisions of Sections 17.2, 17.4, 17.5 and 17.6 and any other express conditions or limitations set forth herein, Tenant shall, or shall cause Manager to, procure for Tenant, as sublessor Future Subleases for commercial purposes in furtherance of the Permitted Use, so long as such Space Leases will not violate any Legal Requirement, Insurance Requirement or Mortgage Loan Documents, and are in form and content acceptable to Landlord.

17.4	Sublease Limitation.

For so long as Landlord or any Affiliated Person as to Landlord or any Affiliate of Landlord, shall seek to qualify as a real estate investment trust, anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Leased Property on any basis such that Landlord determines that the rental to be paid by any sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of such sublessee, or (b) any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code or any similar or successor provision thereto.

17.5	Annual Plan.

Tenant covenants and agrees with Landlord as follows:

(a)	For so long as the Management Agreement is in effect, Tenant will deliver to Landlord for review and approval, promptly upon receipt by Tenant, each Proposed Annual Plan delivered to it by Manager pursuant to section 4.1 of the Management Agreement. If the Management Agreement is not in effect then Tenant itself will prepare and submit to Landlord for review and approval, within the same time periods as are currently provided for in section 4.1 of the Management Agreement and Proposed Annual Plans as contemplated in such section.

(b)	Tenant will implement, or cause to be implemented, each Annual Plan and will strictly comply therewith, and without the prior written consent of Landlord, will not (except for emergencies, imminent violation of law or under the threat of imminent damage to property or person) deviate therefrom, incur additional expenses, or materially change the manner of operation of the Leased Property. If at any time Tenant determines that any Annual Plan is no longer appropriate because of any reason, including the need to incur additional expenses beyond those provided for in such Annual Plan, Tenant will submit promptly to Landlord for its consideration a revised Annual Plan (or adjusted forecasts by way of supplement to such Annual Plan). When approved by Landlord, Tenant will implement, or cause to be implemented, such revised Annual Plan.

17.6	Negative Covenants.

Tenant covenants and agrees with Landlord that Tenant will not during the Term:

(a)	engage in any activities of a material nature other than the ownership and operation of the Canadian Commercial Properties and the assets related to its interests therein and all necessary or advisable activities related thereto;

(b)	acquire any assets of a material value other than the Canadian Commercial Properties and assets related to its interests therein;

(c)	incur, assume or otherwise become liable to pay any Financial Indebtedness except any Financial Indebtedness to the Landlord;

(d)	sell or agree to sell or otherwise dispose of or assign any of its interest in this Lease (provided the foregoing does not apply to Future Subleasing of the Leased Property entered into by the Tenant from time to time in accordance with the Leasing Parameters referred to in item (i) below);

(e)	enter into any material agreement or contract (involving more than $100,000 in cost or value) that is not approved in the then current Annual Plan;

(f)	incur (i) in any calendar year, an aggregate of non-capital expenditures at the Canadian Commercial Properties that exceed the aggregate amounts budgeted for non-capital expenditures in the then current Annual Plan by more than $100,000 or (ii) any capital expenditures (other than Emergency Costs) at the Leased Property which are not expressly budgeted for in the then current Annual Plan;

(g)	in any calendar year, conduct alterations and/or renovations at the Leased Property to the extent the aggregate cost of all such alterations and/or renovations exceeds the aggregate amounts budgeted for all alterations and/or renovations at all the Leased Property in the then current Annual Plan by more than $50,000;

(h)	enter into any joint venture (regardless of the form of joint venture) or any co-ownership arrangement;

(i)	enter into any Future Sublease in respect of the Leased Property: (A) in breach of the Mortgage Loan Documents; or (B) other than in accordance with criteria and parameters for the subleasing by Tenant of space in the Leased Property (the “Leasing Parameters”) agreed to by Tenant and Landlord from time to time or agree to any amendment to any such lease which would result in the non-compliance of such lease with the Leasing Parameters;

(j)	enter into any major Future Sublease of the Leased Property (“major” being defined as a lease having an initial lease term of ten years or longer for five percent or more of the total square footage of all of the Leased Property) without prior written consent of Landlord; or

(k)	enter into any management agreement or leasing agreement with respect to the Leased Property other than in accordance with criteria and parameters with respect to such agreements (the “Management Agreement Parameters”) agreed to by Tenant and Landlord from time to time or agree to any amendment to any such agreement would result in the non-compliance of such agreement with the Management Agreement Parameters.

17.7	Space Tenant Deposits

Tenant will ensure that any Space Tenant security deposits are held in segregated accounts to the reasonable satisfaction of Landlord and any Mortgagee.

ARTICLE 18

TENANT CERTIFICATES AND FINANCIAL STATEMENTS

18.1	Tenant Certificates.

At any time and from time to time, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 18.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or Mortgagee of the Leased Property or the leasehold estate created hereby.

18.2	Accounting, Distributions and Annual Reconciliation.

(a)	Within twenty (20) days after the close of each Accounting Period, Tenant shall cause Manager to deliver an interim accounting (the “Accounting Period Statement”) to Landlord showing Gross Revenues, and applications and distributions thereof for the preceding Accounting Period. Tenant shall cause Manager to transfer to Tenant, with each Accounting Period Statement, any interim amounts due Tenant, subject to Working Capital needs, and shall retain any interim amounts due Manager.

(b)

Calculations and payments of the Management Fees due Manager, and distributions to Tenant made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within sixty (60) days after the end of each Fiscal Year, Tenant shall cause Manager to deliver to Tenant and Landlord a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Leased Property for the immediately preceding

Fiscal Year and a certificate of Manager’s chief accounting officer, or equivalent, certifying that, to the best of his or her knowledge, such Annual Operating Statement is true and correct. The parties shall, within ten (10) Business Days after Landlord’s receipt of such Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.

(c)	Notwithstanding anything to the contrary herein, so long as the Management Agreement is in full force and effect, to the extent the financial reporting requirements herein are difference than the financial reporting requirements in the Management Agreement, the financial reporting requirements in the Management Agreement shall control over the financial reporting requirements herein, including those set forth in Sections 18.2 and 18.3 hereof.

18.3	Books and Records.

Books of control and account pertaining to operations at the Leased Property shall be kept on the accrual basis and in all material respects in accordance with GAAP consistently applied. Tenant, upon Landlord’s reasonable request and at reasonable intervals during Manager’s normal business hours shall examine such records. If Landlord desires Tenant to audit examine, or review the Annual Operating Statement, Landlord shall notify Tenant and Manager in writing within sixty (60) days after receipt of such Annual Operating Statement of its desire for Tenant to audit, and Tenant shall begin such audit no sooner than thirty (30) days and no later than sixty (60) days after Manager’s receipt of such notice. Tenant shall complete such audit within ninety (90) days after commencement thereof. The terms of the Management Agreement concerning such audit shall govern the same. Landlord may provide copies of any financial statements, books or records to any Mortgagee or any other person directly or indirectly providing financing to Landlord.

18.4	Accounts, Expenditures.

(a)	Subject to Section 11.6 hereof, Tenant shall cause all funds derived from operation and subleasing of the Leased Property to be deposited by Manager in the Operating Accounts. Withdrawals from said Operating Accounts shall be made solely by representatives whose signatures have been authorized by Tenant. Reasonable petty cash funds shall be maintained at the Leased Property.

(b)	Tenant shall cause all payments to be made by Manager under the Management Agreement to be made from the Operating Accounts or petty cash funds.

(c)

Tenant shall further cause Manager to pay any payments required to be paid by Landlord to each Mortgagee or Permitted Secondary Lender in accordance with the terms of the relevant Mortgage or loan, to any other Mortgagee in replacement or in addition to a Mortgagee and/or to any Permitted Secondary Lender and any such sums so paid by Manager or a subsequent Mortgagee or Permitted

Secondary Lender, as the case may be, on behalf of Landlord shall be credited against Rent payments otherwise due hereunder from Tenant to Landlord. Moreover, should Tenant receive written instructions from Landlord, any Rent payments to be made hereunder shall be paid to and in conformity of the instructions given by Landlord, including but not limited to the establishment of a lock box, blocked account or similar agreement or agreements with a third party acting as agent to receive such Rent payments

ARTICLE 19

LANDLORD’S RIGHT TO INSPECT

Tenant shall permit Landlord and any Mortgagee or any other Person directly or indirectly providing financing to Landlord and their authorized representatives to inspect the Leased Property at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Lease, provided that any inspection or repair by Landlord or Mortgagee or other Person or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord or Mortgagee or other Person in its reasonable discretion, prior Notice shall not be necessary.

ARTICLE 20

MISCELLANEOUS

20.1	Limitation on Payment of Rent.

All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Lease exceed the maximum permissible under Applicable Laws, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of any instalment of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreements between Landlord and Tenant.

20.2	No Waiver.

No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

20.3	Remedies Cumulative.

To the maximum extent permitted by law, and except as specifically waived herein, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

20.4	Severability.

Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

20.5	Acceptance of Surrender.

No surrender to Landlord of this Lease or of the Leased Property or any part thereof or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

20.6	No Merger of Title.

It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly this Lease or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

20.7	Quiet Enjoyment.

Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, though or under Landlord, but subject to (a) any Encumbrance permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances, (c) Liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Leased Property and (d) Liens that have been consented to in writing by Tenant. Except as otherwise provided in this Lease, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder.

20.8	Memorandum of Lease.

Neither Landlord nor Tenant shall record this Lease. However, Landlord and Tenant shall promptly, upon the request of the other or a Mortgagee, enter into a notice of lease of this Lease, in form suitable for recording under the laws of the Province, and all options contained herein, shall be made. Tenant shall pay all costs and expenses of recording such notice but Landlord may not charge Tenant or Mortgagee any fees or expenses in connection therewith.

20.9	Notices.

(a)	Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, post-paid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)	All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Lease upon the date of receipt or refusal, except that whenever under this Lease a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)	All such notices shall be addressed,

if to Landlord to:

Intrawest Corporation

Suite 800 – 200 Burrard Street

Vancouver, British Columbia V6C 3L6

Attention: Corporate Secretary

Facsimile No: 604-684-6116

if to Tenant to:

CNL Income Canada Lessee Corp.

c/o CNL Center at City Commons

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Senior Vice President of Finance and Administration

and with a copy to:

Lowndes Drosdick Doster Kantor and Reed, P.A.

215 North Eola Drive

P.O. Box 2809

Orlando, FL 32809

Attn: Michael A. Ryan, Esquire

(d)	By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Lease to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within Canada or the United States of America.

20.10	Construction; Nonrecourse.

Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Lease with respect to the Leased Property shall survive such termination or expiration. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Lease to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Lease. Except as otherwise set forth in this Lease, any obligations arising prior to the expiration or sooner termination of this Lease (including without limitation, any monetary, repair and indemnification obligations) shall survive the expiration or sooner termination of this Lease; provided, however, that each party shall be required to give the other Notice of any such surviving and unsatisfied obligations within one year after the expiration or sooner termination of this Lease. Nothing contained in this Lease shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. Further, in the event Landlord shall be in default under this Lease, and if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title and interest of Landlord in the Leased Property provided that notwithstanding the foregoing or anything else contained herein, the foregoing limitations and all other limitations, reservations or restrictions herein shall not apply to Landlord’s covenants, obligations, representations and/or warranties pursuant to Sections 2.4, 2.5, 2.8, 3.4(c), 4.2, 5.3 and 9.2 hereof.

20.11	Counterparts; Headings.

This Lease may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Lease are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof

20.12	Applicable Law, Etc.

This Lease shall be interpreted, construed, applied and enforced in accordance with the laws of the Province, regardless of (a) where this Lease is executed or delivered; or (b) where any payment or other performance required by this Lease is made or required to be made; or (c) where any breach of any provision of this Lease occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the Province; or (g) any combination of the foregoing.

To the maximum extent permitted by Applicable Law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Lease may be brought and prosecuted in such court or courts located in the Province; and the parties consent to the jurisdiction of said court or courts located in the Province and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

20.13	Right to Make Agreement.

Each party warrants, with respect to itself, that neither the execution of this Lease, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any renewal and/or extension thereof the full right to enter into this Lease and perform its obligations hereunder.

20.14	Entire Agreement.

This Lease and any other written agreement between the parties hereto with respect to the subject matter hereof constitute the entire agreement between the Original Landlord and Tenant with respect to the subject matter hereof and there are no other representations, warranties, collateral warranties, agreements, collateral agreements, statements or assurances of any kind or nature whatsoever upon which any party is entitled to rely. This Lease may not be amended, modified or varied by a written agreement signed by all parties hereto.

20.15	Exculpation of Trustee.

Notwithstanding anything express or implied in this Lease to the contrary, to the extent that a trust becomes Landlord hereunder (a “Trust”), the maximum liability of the trustees of said Trust under this Lease (including, without limitation, any liability for interest, costs, expenses and/or any other sums recoverable under this Lease) shall not exceed the value of the property held in the Trust from time to time and which is in the Trustee’s possession or under its control as trustee of the Trust (and for greater certainty no other property of any other trust).

IN WITNESS WHEREOF, the parties have executed this Lease as a sealed instrument as of the date above first written.

LANDLORD

WHISTLER MOUNTAIN RESORT LIMITED PARTNERSHIP by its general partner Intrawest Corporation

Per:	/s/
Name:
Title:

TENANT

CNL INCOME CANADA LESSEE CORP.

Per:	/s/
Name:
Title:

Exhibit A

The Real Property

Exhibit B

Existing Leases

Exhibit C

Minimum Rent Provision

“Minimum Rent” means, with respect to any Fiscal Year, the sum of (1) the Aggregate Differential Amount, plus (2) the product of (a) the Adjusted Lease Basis for such Fiscal Year and (b) the Adjusted Lease Rate. The amount of Minimum Rent paid with respect to any Fiscal Year shall be treated first as a payment of the First Tier Minimum Rent with respect to such Fiscal Year, second as payment of Second Tier Minimum Rent with respect to such Fiscal Year, and thereafter, to the extent such payments exceed the sum of the First Tier Minimum Rent and the Second Tier Minimum Rent with respect to such Fiscal Year shall reduce the Aggregate Differential Amount.

For purposes of the foregoing calculations the following definitions shall apply:

“Adjusted Lease Basis” means, with respect to any Fiscal Year, the sum of (1) the Adjusted Lease Basis in effect for the prior year, plus (2) the Differential Amount for the prior Fiscal Year, if any, plus (3) the amount of Lease Basis Adjustment with respect to such Fiscal Year. Notwithstanding the foregoing, until the end of the first Fiscal Year of the Lease Term, the Adjusted Lease Basis shall equal the Lease Basis, plus the Aggregate Differential Amount.

“Adjusted Lease Rate” means, with respect to any Fiscal Year, 11% until December 31, 2005; 11.25% from January 1, 2006 through December 31, 2006; and 11.5% from January 1, 2007 through the remainder of the Lease Term and any Renewal Term. For each Fiscal Year thereafter, the adjusted lease rate increases by 1.025%.

“Aggregate Differential Amount” means, with respect to any Fiscal Year, the sum of the accrued but unpaid Differential Amounts for all prior Fiscal Years.

“Differential Amount” means, with respect to any Fiscal Year, the excess of the sum of the First Tier Minimum Rent and Second Tier Minimum Rent due with respect to such Fiscal Year less the sum of the First Tier Minimum Rent and Second Tier Minimum Rent paid with respect to such Fiscal Year.

“First Tier Minimum Rent” means, $78,250.00 per month through the Rent payment due November 20, 2006 and thereafter $94,750.00 per month through the end of the Term.

“Lease Basis” shall mean $7,207,882.00.

“Lease Basis Adjustment” means, with respect to any Fiscal Year, the sum of (1) all amounts invested by Landlord in the Leased Property during the prior Fiscal Year including any Capital Improvements and (2) the Differential Amount with respect to the prior Fiscal Year, reduced by the difference between the Aggregate Differential Amount as of the beginning of the prior Fiscal Year at the end of the prior Fiscal Year.

“Second Tier Minimum Rent” means, with respect to any Fiscal Year, the difference between (1) the Adjusted Lease Basis with respect to such Fiscal Year multiplied by the Adjusted Lease Rate, and (2) the First Tier Minimum Rent.

Exhibit D

Percentage Rent Provisions

Percentage Rent, payable monthly, will be calculated for each monthly payment by multiplying the Gross Revenues for the preceding calendar month within each “threshold” described below, by the “applicable percentage” described below, and totalling the sum of each such calculations (Expressed in thousands):

Gross Revenue threshold	Applicable percentage
$0 to and including $1,999	(a) 4%

$2,000 to and including $3,099	(b) 5%

$3,100 to and including $3,299	(c) 6%

$3,300 to and including $3,399	(d) 70%

$3,400 to and including $3,499	(e) 75%

$3,500 to and including $3,699	(f) 65%

$3,700 to and including $3,899	(g) 65%

$3,900 to and including $4,099	(h) 65%

$4,100 and beyond	(i) 65%

An example of such calculation is set forth on the second page of this Exhibit “D”.

Landlord and Tenant may, but shall not be required to re-negotiate and amend the applicable percentages and thresholds beginning with the sixth calendar year following the Commencement Date, and each fifth (5th) anniversary thereafter.

Example of Percentage Rent provision:

(Initially Expressed in Thousands)

Annual Gross Revenues:		$3,099
Threshold 1	=	$1,999 x 04%	=$79,960.00
Threshold 2	=	($3,099 - $1,999)
	=	$1,100 x 05%	=$55,000.00

Percentage Rent	=		=$134,960.00

Exhibit E

Assignment and Assumption

Exhibit F

Permitted Encumbrances

Exhibit G

Intrawest Interim Leases & Intrawest Affiliate Leases

Exhibit H

Space Tenant Rebates

Exhibit I

Rent Roll

Exhibit J

Environmental Reports